    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1998

                                           REGISTRATION STATEMENT NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 AMETEK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    382                      14-1682544
     (STATE OR OTHER          (PRIMARY STANDARD            (I.R.S. EMPLOYER
       JURISDICTION       INDUSTRIAL CLASSIFICATION     IDENTIFICATION NUMBER)
   OF INCORPORATION OR            CODE NO.)
      ORGANIZATION)

                                ---------------

                                STATION SQUARE
                           PAOLI, PENNSYLVANIA 19301
                                (610) 647-2121
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOHN J. MOLINELLI
               EXECUTIVE VICE PRESIDENT--CHIEF FINANCIAL OFFICER
                                 AMETEK, INC.
                                STATION SQUARE
                           PAOLI, PENNSYLVANIA 19301
                                (610) 647-2121
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                            DAVID H. KAUFMAN, ESQ.
                         STROOCK & STROOCK & LAVAN LLP
                               180 MAIDEN LANE
                           NEW YORK, NEW YORK 10038

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED     PROPOSED
                                          MAXIMUM      MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT     AGGREGATE    AGGREGATE    AMOUNT OF
     SECURITIES TO BE         TO BE        PRICE       OFFERING   REGISTRATION
        REGISTERED          REGISTERED  PER SHARE(1)   PRICE(1)       FEE
------------------------------------------------------------------------------
7.20% Senior Notes due
 2008....................  $225,000,000     100%     $225,000,000   $66,375

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(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1998
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE        +
+SECURITIES LAWS OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                                      LOGO
                      [LOGO OF AMETEK, INC. APPEARS HERE]

                               OFFER TO EXCHANGE

                          7.20% SENIOR NOTES DUE 2008
                          FOR ANY AND ALL OUTSTANDING
                          7.20% SENIOR NOTES DUE 2008

                                  ----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
     , 1998, UNLESS EXTENDED BY AMETEK, Inc. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendments," the time the Exchange Offer expires (including extensions, if any, by AMETEK, Inc.) is referred to as the "Expiration Date."

  AMETEK, Inc., a Delaware corporation ("AMETEK" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7.20% Senior Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 7.20% Senior Notes due 2008 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes"), of which $225,000,000 in aggregate principal amount was issued and sold on July 17, 1998 in a transaction exempt from registration under the Securities Act (the "Private Offering") and is outstanding on the date hereof.

  The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined) which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  Interest on the Exchange Notes will accrue from the date of issuance of the Private Notes (July 17, 1998) and will be payable semiannually on January 15 and July 15 of each year, commencing January 15, 1999, at the rate of 7.20% per annum. The Exchange Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined), discounted at the Treasury Rate (as defined), plus 25 basis points, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption. See "Description of the Exchange Notes--Optional Redemption."

  The Exchange Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE NOTES.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                                                           (continued on page 2)
                   The date of this Prospectus is      , 1998

(continued from previous page)

  The Private Notes were originally issued and sold in the Private Offering in reliance on the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act and in offshore transactions to non-U.S. persons in reliance on Regulation S under the Securities Act. Accordingly, the Private Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of 180 days after the Expiration Date. However, any broker-dealer who acquired the Private Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

  Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through any automatic quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent they are traded, to trade at a significant discount from face value. In addition, any Private Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that the Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Private Notes could be adversely affected. See "Risk Factors--Absence of Public Market Could Adversely Affect the Value of Exchange Notes." Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes except under certain limited circumstances.

  The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange, provided, however, Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE

COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL      , 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL, INVESTMENT OR SIMILAR LAWS.

  Except as described herein, the Exchange Notes will be represented by global Exchange Notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in such Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in such Exchange Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. See "Book-Entry: Delivery and Form."

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than the statements of historical fact included in this Prospectus, including without limitation, certain statements under the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding the Company's operations, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations should be evaluated in conjunction with the forward-looking statements included in this Prospectus under "Risk Factors." All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Prospectus its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents referred to above (excluding exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Secretary, AMETEK, Inc., Station Square, Paoli, PA 19301, telephone (610) 647-2121.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" or "AMETEK" as used in this Prospectus refers to AMETEK, Inc. and its subsidiaries.

                                  THE COMPANY

  AMETEK, Inc. (the "Company" or "AMETEK") is a leading global manufacturer of electric motors and electronic instruments. The Company markets its products worldwide through its Electromechanical Group and Electronic Instruments Group. The Company continues to grow through a primary focus on manufacturing products for which its technology and cost advantages lead to a significant share of targeted markets. The Company operates 41 manufacturing facilities located in 14 U.S. states, as well as in Canada, the Czech Republic, Denmark, England, Germany, Italy, Mexico, the People's Republic of China ("China") and Taiwan. In 1997, the Company's international sales, primarily in Western Europe, accounted for approximately 38% of its total net sales. The Company's net sales and EBITDA (as defined) have grown from $651.4 million and $78.8 million, respectively, in 1993 to $847.8 million and $128.0 million, respectively, in 1997. For the six months ended June 30, 1998, the Company's net sales and EBITDA were $488.1 million and $79.3 million, compared to net sales and EBITDA of $418.5 million and $62.1 million, for the six months ended June 30, 1997.

  The Company's Electromechanical Group ("EMG") is the world's largest manufacturer of electric motors and motor-blowers for vacuum cleaners and other floor-care products. The Company believes that it has approximately a 33% market share of the global floor-care market for electric motors and motor-blowers. EMG has enhanced and expanded its business by using its technological and marketing expertise to penetrate new markets, such as the outdoor power equipment market and medical equipment market. EMG also continues to capitalize on the growing trend of outsourcing motor production by original equipment manufacturers (OEMs). EMG has grown through establishing alliances with major customers, pursuing strategic acquisitions and expanding geographically. In addition, EMG produces specialty metals for the electronics, telecommunications, consumer, automotive and other markets. Net sales for EMG were $457.2 million in 1997 and $277.7 million for the six months ended June 30, 1998, which represented 53.9% and 56.9%, respectively, of total net sales.

  The Company's Electronic Instruments Group ("EIG") builds technologically advanced monitoring, sensing, calibration and display devices for the aerospace, process and heavy-vehicle industries. EIG is the leader in many of the specialized markets it serves, including aerospace fuel-flow meters, heavy-vehicle instrument panels, oxygen analyzers and pressure gauges. The Company seeks leadership positions in its specialized markets, as evidenced by its approximately 75% share in the heavy truck (Class 7 and Class 8) dashboard instrumentation market. EIG's customers include leading producers of commercial jet engines and commercial aircraft, as well as major airlines and heavy-vehicle manufacturers. Net sales for EIG were $390.6 million in 1997 and $210.4 million for the six months ended June 30, 1998, which represented 46.1% and 43.1%, respectively, of total net sales.

COMPETITIVE STRENGTHS

  Management believes that the Company has several significant competitive advantages which will assist it in sustaining and enhancing its market positions. The Company's principal strengths include:

  Significant Market Share. The Company maintains significant market shares in many of its targeted markets. In the EMG segment, the Company is the world's largest manufacturer of electric motors and motor-blowers for the global floor-care market. Management believes that the Company's significant market share, coupled with its new motor plants which combine advanced technology and lower cost, play key roles in helping to accelerate the trend of customers outsourcing their motor production to AMETEK. In the EIG segment, the Company maintains significant positions in many of its specialized market segments within the highly fragmented aerospace, process and analytical, and heavy-vehicle markets.

  Technological and Development Capabilities. AMETEK believes it has certain technological advantages over its competitors, which have allowed it to maintain leading market shares by developing innovative products. The Company has historically grown its business by extending its technological expertise to the manufacturing of customized products for its customers. EMG focuses on enhancing motor-blower cost-performance through advances in power, efficiency, weight and quieter operation. The Company believes that EMG's technological leadership has helped to create a broad range of product features that have opened new markets, such as outdoor power equipment. EIG competes in specialized instrumentation markets, including pressure gauge, heavy-vehicle dashboard and aerospace, primarily on the basis of product innovation. An example of this innovation was demonstrated recently when the Company leveraged its core competency in jet engine temperature sensors to design a flame-sensor system for a broad range of industrial and utility applications such as land-based gas turbines. The Company believes that its reputation for technological innovation, service and reliability has led to opportunities such as its strategic alliance with Honeywell, Inc., one of the industry's top suppliers of integrated avionics.

  Efficient and Low-Cost Manufacturing Operations. The Company's competitive cost position is a significant advantage in growing its global market share. The Company has recently established electric motor plants in China, the Czech Republic and Mexico to lower manufacturing costs and to achieve strategic proximity to customers, which has enhanced its ability to increase international sales and market share. Furthermore, strategic acquisitions, joint ventures and alliances in Europe, North America and Asia have resulted in additional synergies and cost savings through consolidated operations, new product lines and distribution channels, and low-cost manufacturing operations.

  Experienced Management Team. An important component of the Company's recent success has been the continued strength of its management team and their commitment to the performance of the Company. Over the past several years, the Company has made measurable advances in operational excellence initiatives, such as self-directed work teams and expanded colleague participation. Senior management, led by Chief Executive Officer Walter E. Blankley, has extensive experience in AMETEK's businesses and is financially committed to the Company's success through its required ownership of AMETEK stock based on various salary multiples established by the Company.

BUSINESS STRATEGY

  The Company's strategy for growth consists of the following four elements:

  Operational Excellence. The Company seeks to further improve its current market position and enter complementary markets through a continuation of its operational excellence strategy. The Company believes its dedication to focusing on flow manufacturing, participative management culture, operating efficiency and asset management increases the Company's manufacturing quality, return on operating assets and customer satisfaction while significantly shortening production cycle times. Evidence of these achievements includes one of the Company's U.S. Gauge facilities and the Dixson facility having achieved international recognition of their quality standards in 1997 with ISO 9000 certification and the heavy-vehicle equivalent, QS 9000. In addition, in 1997, the Company's aerospace segment received the Supplier of the Year award from GE Aircraft Controls; on-time deliveries at the Process and Analytical Instruments division of EIG increased from 85.0% to 99.8%; and cycle times were reduced by 50% at U.S. motor plants through the use of flow manufacturing. These achievements have served to strengthen the Company's competitive position across all of its business lines.

  New Product Development. The Company seeks to improve its current market position and enter complementary markets through its product development programs. The EMG segment's new product development focuses on enhancing motor-blower cost-performance through advances in power, efficiency, weight and quieter operations. Towards this end, the Company accelerated its growth in the outdoor power equipment market in 1997 with the World Lamination(TM) motor design. In the EIG segment, the Company concentrates on concurrent engineering with customers and technology partners like Honeywell to develop specialized products for the markets in which it competes. The Company improved market share and expanded its alliance with Honeywell through the introduction of new avionics products in 1997. In addition, AMETEK Aerospace has been selected to supply new monitoring and sensing products on several aircraft platforms, including Airbus' A340 long-range airliner and Eurofighter military aircraft.

  Global and Market Expansion. AMETEK's largest international presence is in Europe where it holds leading market positions in both the EMG and EIG segments. The Company's manufacturing operations in Denmark, Germany, Italy and the United Kingdom offer AMETEK superior design and engineering capability, product line breadth and enhanced European distribution channels. With the addition in 1997 of an electric motor plant in the Czech Republic, the Company expects to lower its production costs and expand its presence in emerging markets in Eastern Europe and the former Soviet Union. Growth in Asia has resulted from the opening of a low-cost production electric motor plant in China, coupled with a direct sales and marketing presence in Singapore and the continuing success of AmeKai--the Company's three-year-old joint venture in China and Taiwan that manufactures low-cost pressure gauges for world markets.

  Strategic Acquisitions and Alliances. Since mid-1997, the Company has completed seven acquisitions, adding approximately $155.0 million in annual net sales. Through these and many prior acquisitions, the Company's management team has gained considerable experience in successfully acquiring and integrating businesses. The Company intends to continue to pursue strategic acquisitions, both domestically and internationally, to expand and strengthen its product lines, improve its market share positions and increase earnings through sales growth. In the EIG segment, the Company achieved critical mass in the global force measurement market through the acquisition of the test and measurement instruments business of Technitrol, Inc. in June 1997. In the EMG segment, the Company enhanced its electric motor position through the acquisition of a small German electric motor manufacturer in 1997. More recently, in 1998, the acquisition of Rotron, Inc. ("Rotron") further strengthened the Company's position in the brushless motor market, giving AMETEK approximately a 20% share of this $500 million market. In addition, the alliance with Honeywell has increased sales growth with product line expansion and new programs, while international alliances in China and Taiwan have provided further low-cost international manufacturing sources. The Company intends to continue to selectively pursue strategic acquisitions and alliances to increase sales growth and achieve a superior return on assets.

RECENT DEVELOPMENTS

  Spin-Off and Merger of the Company's Water Filtration Business. On July 31, 1997, the Company's predecessor ("Old Ametek"), which then owned all of the Company's capital stock, effected a spin-off of all shares of the Company's common stock to Old Ametek's shareholders (the "Spin-Off"). At the time of the Spin-Off, the Company owned all of Old Ametek's businesses other than its water-filtration business (the "Water Filtration Business"). On August 1, 1997, the Water Filtration Business was merged with a subsidiary of Culligan Water Technologies, Inc. ("Culligan") in a tax-free transaction. In connection with the Spin-Off, AMETEK reorganized its operating groups into the EMG and EIG segments to better reflect management's focus on electromechanical and electronic instrument related businesses.

  Recent Acquisitions. In January 1998, the Company acquired Rotron, a subsidiary of EG&G, Inc., for approximately $104 million in cash. Rotron manufactures brushless, direct-current (DC) motors and motor-blowers for aerospace, mass transit, military, medical and industrial markets, complementing EMG's brushless DC motor business and establishing a significantly larger position for EMG in the rapidly growing market for brushless motors. Rotron had sales of approximately $70 million in 1997.

  In April 1998, the Company acquired the Western Research Business Unit ("Western Research") of BOVAR, Inc. for approximately $14 million. Headquartered in Calgary, Alberta, Western Research is a leading manufacturer of instrumentation for industrial process control and air emissions monitoring, with operations in Canada, Germany and Houston, Texas. The products and operations of Western Research complement those of the EIG segment. Western Research had sales of approximately $18 million in 1997.

  In July 1998, the Company acquired the assets of Darmet Corporation, a privately held manufacturer of specialty wire alloys located in Providence, R.I. The Darmet product line broadens the line of nickel- and copper-based wire alloys for electrical and electronics-related applications of the EMG segment. Darmet had sales of approximately $4.5 million in 1997.

  Future Acquisitions. The Company intends to continue to make strategic acquisitions to strengthen its market position in the EMG and EIG segments. AMETEK regularly discusses and evaluates potential acquisitions with numerous parties. AMETEK is currently engaged in active discussions with several parties concerning acquisitions in both the EMG and EIG segments. However, there can be no assurance if, or when, any acquisition will be completed.

THE REFINANCING

  Tender Offer and Consent Solicitation. The issuance of the Private Notes was part of a series of financing transactions pursuant to which the Company offered to purchase (the "Tender Offer") the $150.0 million aggregate principal amount outstanding of the Company's 9 3/4% Senior Notes due 2004 (the "Existing Notes") for an amount equal to $1,104.06 for each $1,000 principal amount of Existing Notes tendered pursuant to the Tender Offer. In connection with the Tender Offer, the Company also solicited consents (the "Consent Solicitation") from tendering holders of the Existing Notes to certain proposed amendments (the "Proposed Amendments") to the indenture under which the Existing Notes were issued (the "Existing Indenture"), which amendments would, among other things, eliminate substantially all of the restrictive covenants contained in the Existing Indenture. Holders of the Existing Notes who validly tendered the Existing Notes and thereby delivered consents to the Proposed Amendments received an amount in cash equal to 2.5% of the principal amount of the Private Notes ($25 per $1,000 principal amount). The Tender Offer and Consent Solicitation resulted in $136.2 million of the $150.0 million aggregate principal amount outstanding of the Existing Notes being tendered. The issuance of the Private Notes and the Tender Offer were consummated on July 17, 1998.

  Amended Credit Facility. In 1996, AMETEK amended and restated its $195.0 million unsecured revolving credit agreement with a bank group led by The Chase Manhattan Bank ("Chase") (the "Existing Credit Facility"). In anticipation of the Private Offering, AMETEK entered into an amendment of the Existing Credit Facility (the "Amended Credit Facility"). See "Description of the Amended Credit Facility."

                                ----------------

  AMETEK was incorporated in Delaware in 1986, and maintains its principal executive offices in suburban Philadelphia at Station Square, Paoli, PA 19301, telephone (610) 647-2121. AMETEK is the successor to AMETEK, Inc. which was originally incorporated in Delaware in 1930 under the name of American Machine and Metals, Inc.

                               THE EXCHANGE OFFER

Securities Offered..........  $225,000,000 aggregate principal amount of 7.20%
                              Senior Notes due 2008 (the "Exchange Notes").

The Exchange Offer..........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. Private Notes may be tendered for exchange in multiples of $1,000. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, $225,000,000 aggregate principal amount of Private Notes are outstanding. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of such holder's business and that such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

                              Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of 180 days after the Expiration Date. However, any broker-dealer who acquired the Private Notes directly from the Company other than as a result of market-making activities or ordinary trading activities may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution."

Registration Rights
 Agreement..................  The Private Notes were sold by the Company on
                              July 17, 1998 to Salomon Brothers Inc,
                              BancAmerica Robertson Stephens and BT Alex. Brown Incorporated (the "Initial Purchasers") pursuant to a Purchase Agreement, dated July 14, 1998, by and between the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of July 17, 1998 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                              Holders of Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but not accepted, Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes could be adversely affected.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on              , 1998, unless
                              the Exchange Offer is extended by the Company, in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Private Notes..............  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (July 17, 1998). Holders of Private Notes that are accepted for exchange will receive, in cash, accrued interest from the date of issuance of the Private Notes to, but not including the date of issuance of the Exchange Notes. Interest on the Private Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes. See "The Exchange Offer--Interest on Exchange Notes."

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes..............  Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Chase Manhattan Trust Company, National Association, as exchange agent (the "Exchange Agent") at its address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things,
                              (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not currently participating and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by
                              Item 507 or Item 508, as applicable, of
                              Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Consequences of Failure to
 Exchange...................  The Private Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration
 Statement..................  If any holder of the Private Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Private Notes on a shelf registration statement (the "Shelf Registration Statement") and to use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Private Notes held by any such holders.

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Private Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Private Notes who wish to tender their
                              Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
 Considerations.............
                              For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent..............  Chase Manhattan Trust Company, National
                              Association is serving as the Exchange Agent in connection with the Exchange Offer.

Use of Proceeds.............  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

                          TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to $225,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer......................  AMETEK, Inc.

Securities Offered..........  $225,000,000 aggregate principal amount of 7.20%
                              Senior Notes due 2008.

Maturity Date...............  July 15, 2008.

Interest Rate...............  The Exchange Notes will bear interest at the rate of 7.20% per annum, payable semiannually in arrears.

Interest Payment Dates......  January 15 and July 15, commencing January 15,
                              1999.

Optional Redemption.........  The Exchange Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed or
                              (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted at the Treasury Rate plus 25 basis points, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption. See "Description of the Exchange Notes--Optional Redemption."

Sinking Fund................  None.

Ranking.....................  The Exchange Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

Certain Covenants...........  The indenture governing the Notes (the
                              "Indenture") contains covenants, including, but not limited to, covenants with respect to limitations on the following matters: (i) creation of liens, (ii) sale/leaseback transactions and (iii) merger and consolidation. See "Description of the Exchange Notes--Certain Covenants."

Absence of Market for the
 Exchange Notes.............  There is currently no market for the Exchange
                              Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before tendering Private Notes in exchange for Exchange Notes. The risk factors are generally applicable to the Private Notes as well as the Exchange Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table presents summary consolidated financial data derived from the consolidated financial statements of the Company as of and for the years ended December 31, 1997, 1996 and 1995 and as of and for the six months ended June 30, 1998 and 1997. The Income Statement Data for the years ended December 31, 1997, 1996 and 1995 and the Balance Sheet Data as of December 31, 1997 and 1996 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The Income Statement Data for the six months ended June 30, 1998 and 1997 and the Balance Sheet Data as of June 30, 1998 were derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which include all adjustments that management considers necessary to present fairly the financial results for such interim periods, all of which are of a normal recurring nature. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results for the full year. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and related notes thereto, and other financial information included elsewhere in this Prospectus.

                           SIX MONTHS ENDED
                               JUNE 30,         YEARS ENDED DECEMBER 31,
                          -------------------  ----------------------------
                            1998       1997      1997      1996      1995
                          ---------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............  $ 488,055  $418,502  $847,761  $800,011  $781,847
Operating income .......     57,352    44,477    91,955    82,843    78,679
Interest expense........    (12,368)   (9,139)  (18,181)  (19,061)  (20,175)
Interest income.........        473       412     1,249     1,364     1,404
Provision for income
 taxes..................     17,488    13,425    27,930    23,310    21,721
Income from continuing
 operations.............     30,273    23,782    50,264    43,072    36,884
Net income (1)..........     30,273    28,425    50,413    51,190    52,280
OTHER DATA:
EBITDA(2)...............  $  79,252  $ 62,087  $127,992  $116,875  $111,400
Depreciation and
 amortization...........     19,596    16,153    32,866    32,659    32,804
Capital expenditures....     22,469    16,470    41,156    39,076    29,342
Ratio of total debt to
 EBITDA(2)..............        --        --        1.3x      1.6x      1.9x
Ratio of EBITDA to
 interest expense(2)....        6.4x      6.8x      7.0x      6.1x      5.2x
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital from
 continuing operations..   $ 49,149  $ 67,146  $ 69,740  $ 50,375  $ 29,476
Total assets............    724,117   563,573   555,203   528,875   519,553
Property, plant and
 equipment, net.........    198,498   180,729   186,350   174,808   160,188
Total debt..............    295,393   187,412   165,864   182,178   206,804
Stockholders' equity....    179,004   150,170   159,047   129,498    87,059
Total capitalization....    474,397   337,582   324,911   311,676   293,863

--------
(1) Net income includes the discontinued operations of the Water Filtration Business for all years presented, and for the six months ended June 30, 1997, and the former Microfoam division for 1995. Net income for 1995 also includes a $2.7 million extraordinary after-tax loss related to the Existing Credit Facility.
(2) EBITDA represents income from continuing operations before interest expense, interest income, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring and extraordinary items. Amortization of deferred financing costs, which is included in interest expense in 1998 and 1997, was included in other expenses prior to 1997. Such amortization was $0.1 million in 1996 and $1.2 million in 1995. EBITDA should not be considered as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly used measures given by other companies.

                                 RISK FACTORS

  Holders of Private Notes should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus in connection with the Exchange Offer. The risk factors set forth below are generally applicable to the Private Notes as well as the Exchange Notes.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company plans to continue to make strategic acquisitions to enhance its global market position and broaden its product offerings. There can be no assurance, however, that the Company will be able to identify or consummate additional acquisitions or that, if identified or consummated, any anticipated benefits will be realized from such acquisitions. The availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Amended Credit Facility. The process of integrating acquired operations into the Company's existing operations may result in unforeseen operating difficulties and may require additional financial resources and attention from management that would otherwise be available for the ongoing development or expansion of the Company's existing operations. In addition, successful completion of an acquisition may depend on consents from third parties, including regulatory authorities and private parties, which consents are beyond the control of the Company.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  For 1997 and 1996, the Company's international sales represented approximately 38% and 34% of total net sales, respectively, with approximately 19% and 17%, respectively, of AMETEK's net sales derived from its foreign operations. As a result of the Company's growth strategy, the Company anticipates that its percentage of sales generated outside the United States will increase in the future. Such operations are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, overlap of different tax structures, unexpected changes in regulatory requirements, tariff increases, fluctuations in exchange rates, general economic conditions and unstable political situations. Both of the Company's operating groups are beginning to experience some slowing in their global markets, attributable principally to the economic crisis in Asia. There can be no assurance that economic conditions in Asia affecting the Company's operating groups will not adversely affect the Company's results of operations.

TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT

  AMETEK believes that its future success will depend on its ability to develop on a timely basis technologically advanced products that meet appropriate industry standards. Although AMETEK believes it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by AMETEK in research and development and sales and marketing. There can be no assurance that AMETEK will have sufficient resources to make such investments or that AMETEK will be able to make the technological advances necessary to maintain such competitive advantages. AMETEK is not currently aware of any emerging standards or new products which could render its existing products obsolete, although there can be no assurance that this will not occur or that AMETEK will be able to develop and successfully market new products.

COLLECTIVE BARGAINING AGREEMENTS

  At June 30, 1998, of AMETEK's approximately 7,500 employees, approximately 2,800 were covered by collective bargaining agreements. Three of the Company's collective bargaining agreements covering a total of approximately 800 employees will expire in 1999. AMETEK believes that its relations with its union employees are generally good, but there is no assurance that AMETEK will not at some point be subject to work stoppages by some of its employees and, if such events were to occur, there could be a material adverse effect on AMETEK's financial condition and results of operations.

ENVIRONMENTAL MATTERS

  AMETEK is subject to environmental and occupational health and safety laws and regulations concerning, among other things, air emissions, discharges to waters and the generation, handling, storage, transportation and disposal of hazardous substances and wastes. Environmental risks are inherent in many of AMETEK's manufacturing operations. In addition, the Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for clean-up costs, without regard to fault or the legality of the original conduct, on parties contributing hazardous substances to sites designated for clean-up under the Act. AMETEK has been named a potentially responsible party at several sites which are the subject of government-mandated clean-ups. While it is not possible to quantify the potential financial impact of pending environmental matters, based on its experience to date, AMETEK believes that the outcome of these matters is not likely to have a material adverse effect on the financial position or future results of operations of AMETEK. However, there can be no assurance that future environmental liabilities will not occur or that environmental damages due to prior or present practices will not result in future liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters."

COMPETITION

  The Company's markets are highly competitive. The Company competes, domestically and internationally, with individual producers as well as with vertically integrated manufacturers, some of which have resources greater than those of the Company. The principal elements of competition for the Company's products are price, product technology, distribution, quality and service. EMG's competition in specialty metal products stems from alternative materials and processes. In the markets served by EIG, although the Company believes it is a market leader, competition is strong and could intensify. In the pressure gauge, aerospace and heavy-vehicle markets served by EIG, a limited number of companies compete on the basis of product quality, performance and innovation. There can be no assurance that the Company's business will not be adversely affected by increased competition in the markets in which it operates or that the Company's products will be able to compete successfully with those of its competitors.

ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE
SECURITIES

  The Private Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Private Notes. The Private Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The market for Private Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such Notes. The holders of Private Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Private Notes and to use its best efforts to cause it to be declared effective by the Commission as promptly as practicable on or after the consummation of the Exchange Offer. The Exchange Notes will constitute a new issue of securities with no established trading market. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders might be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to list the Exchange Notes on any national securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market-making at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market making may be discontinued at any time.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreements will terminate. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected. See "The Exchange Offer."

RESALE OF EXCHANGE NOTES

  The Company is making the Exchange Offer in reliance upon interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties. Based on such interpretations, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder, other than a broker-dealer, has no arrangement or understanding with any person to engage or participate in a distribution of such Exchange Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Private Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of the Exchange Notes and has no arrangement or understanding to engage or participate in a distribution of the Exchange Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes pursuant to the Exchange Offer must acknowledge that such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to broker-dealers for use in connection with any such resale. See "The Exchange Offer--Resale of Exchange Notes."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes in exchange for Private Notes as described in this Prospectus, the Company will receive Private Notes in like principal amount. The Private Notes surrendered in exchange for the Exchange Notes will be retired and canceled.

  The net proceeds to the Company from the offering of the Private Notes was approximately $218.3 million (after deducting the Initial Purchasers' discount, estimated expenses related to the Private Offering and cash expenditures for a treasury-rate lock). The Company used such proceeds to finance the Tender Offer and the Consent Solicitation (which resulted in $136.2 million of the $150.0 million aggregate principal amount outstanding of the Existing Notes being tendered), to repay bank borrowings and to pay the estimated related fees and expenses. Amounts outstanding under the Amended Credit Facility bear interest at the prime rate or at a spread over LIBOR. Amounts outstanding under the Amended Credit Facility are scheduled to mature on July 31, 2002. The blended interest rate at June 30, 1998 was 6.38% per annum on amounts outstanding under the Amended Credit Facility. See "Capitalization."

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company, and as adjusted on a pro forma basis to give effect to the Private Offering, the Tender Offer and the Consent Solicitation, the Amended Credit Facility and the application of the net proceeds as described under "Use of Proceeds." The table should be read in conjunction with "Selected Consolidated Financial Data" and the consolidated financial statements and related notes thereto, included elsewhere in this Prospectus.

                                                          AS OF JUNE 30, 1998
                                                          --------------------
                                                           ACTUAL  AS ADJUSTED
                                                          -------- -----------
                                                             (IN THOUSANDS)
Short-term debt(1)....................................... $ 72,582  $  3,482
Long-term debt (excluding current portion):
 Existing Notes..........................................  150,000    13,802(2)
 7.20% Senior Notes due 2008(3)..........................      --    225,000
 Amended Credit Facility.................................   70,600    57,631
 Other...................................................    2,211     2,211
                                                          --------  --------
  Total debt.............................................  295,393   302,126
Stockholders' equity.....................................  179,004   170,294(4)
                                                          --------  --------
  Total capitalization................................... $474,397  $472,420
                                                          ========  ========

--------
(1) Short-term debt consists primarily of short-term borrowings under the Existing Credit Facility and includes the current portion of long-term debt.
(2) Reflects the retirement of $136.2 million of the $150.0 million Existing Notes outstanding which were tendered pursuant to the Tender Offer which expired July 15, 1998. As of July 15, 1998, the holders of 90.8% of the Existing Notes had tendered their notes and consents.
(3) Represents the $225.0 million aggregate principal amount of Notes outstanding excluding the debt discount of $645,750.
(4) Stockholders' equity is reduced by an estimated $9 million extraordinary after-tax charge to be incurred in the third quarter of 1998 in connection with the early retirement of the Existing Notes, in addition to the write-off of related deferred financing costs.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical financial information for the Company as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and as of and for the six months ended June 30, 1998 and 1997. The Income Statement Data for the years ended December 31, 1997, 1996 and 1995 and the Balance Sheet Data as of December 31, 1997 and 1996 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The Income Statement Data for the six months ended June 30, 1998 and 1997 and the Balance Sheet Data as of June 30, 1998 were derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which include all adjustments that management considers necessary to present fairly the financial results for such interim periods, all of which are of a normal recurring nature. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results for the full year. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and related notes thereto, and other financial information included elsewhere in this Prospectus.

                          SIX MONTHS ENDED
                              JUNE 30,                  YEARS ENDED DECEMBER 31,
                          ------------------  -------------------------------------------------
                            1998      1997      1997      1996      1995      1994       1993
                          --------  --------  --------  --------  --------  ---------  --------
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............  $488,055  $418,502  $847,761  $800,011  $781,847  $ 720,652  $651,371
                          --------  --------  --------  --------  --------  ---------  --------
Cost of sales ..........   389,206   340,372   688,748   652,848   635,855    593,183   599,240
Selling, general and
 administrative.........    41,497    33,653    67,058    64,320    67,313     63,910    61,695
                          --------  --------  --------  --------  --------  ---------  --------
Total expenses(1).......   430,703   374,025   755,806   717,168   703,168    657,093   660,935
                          --------  --------  --------  --------  --------  ---------  --------
Operating income
 (loss).................    57,352    44,477    91,955    82,843    78,679     63,559    (9,564)
Other income (expense):
 Interest expense.......   (12,368)   (9,139)  (18,181)  (19,061)  (20,175)   (21,618)  (17,603)
 Interest income........       473       412     1,249     1,364     1,404      3,110     5,019
 Other, net.............     2,304     1,457     3,171     1,236    (1,303)       962     1,307
                          --------  --------  --------  --------  --------  ---------  --------
Income (loss) from
 continuing operations
 before income
 taxes (1)..............    47,761    37,207    78,194    66,382    58,605     46,013   (20,841)
Provision for (benefit
 from) income taxes.....    17,488    13,425    27,930    23,310    21,721     17,009    (7,504)
                          --------  --------  --------  --------  --------  ---------  --------
Income (loss) from
 continuing operations..    30,273    23,782    50,264    43,072    36,884     29,004   (13,337)
Discontinued operations
 and other nonrecurring
 items, net of
 taxes (2)..............       --      4,643       149     8,118    15,396      1,996     6,005
                          --------  --------  --------  --------  --------  ---------  --------
Net income (loss) (1)...  $ 30,273  $ 28,425  $ 50,413  $ 51,190  $ 52,280  $  31,000  $ (7,332)
                          ========  ========  ========  ========  ========  =========  ========
OTHER DATA:
EBITDA (3)..............  $ 79,252  $ 62,087  $127,992  $116,875  $111,400  $  99,749  $ 78,767
Depreciation and
 amortization...........    19,596    16,153    32,866    32,659    32,804     33,844    31,941
Capital expenditures....    22,469    16,470    41,156    39,076    29,342     20,364    32,531
Cash provided by
 continuing operations..    23,854    28,636    71,180    64,684    61,541     99,129    56,279
Cash used for investing
 activities.............  (137,936)  (53,173)  (70,632)  (39,203)  (20,643)    (7,477)  (26,080)
Cash provided by (used
 for) financing
 activities.............   120,071    30,732    (2,378)  (37,159)  (36,898)  (137,901)  (52,049)
Ratio of total debt to
 EBITDA (3).............       --        --        1.3x      1.6x      1.9x       2.0x      2.4x
Ratio of EBITDA to
 interest expense (3)...       6.4x      6.8x      7.0x      6.1x      5.2x       4.3x      4.4x
Ratio of earnings to
 fixed charges (4)......       4.4x      4.6x      4.8x      4.0x      3.5x       2.8x      --

                          SIX MONTHS ENDED
                              JUNE 30,                YEARS ENDED DECEMBER 31,
                          ----------------- ---------------------------------------------
                            1998     1997     1997     1996     1995     1994     1993
                          -------- -------- -------- -------- -------- -------- ---------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital from
 continuing operations..  $ 49,149 $ 67,146 $ 69,740 $ 50,375 $ 29,476 $ 72,982 $ 136,380
Total assets............   724,117  563,573  555,203  528,875  519,553  487,372   548,311
Property, plant and
 equipment, net.........   198,498  180,729  186,350  174,808  160,188  148,451   150,997
Total debt..............   295,393  187,412  165,864  182,178  206,804  202,156   186,972
Stockholders' equity....   179,004  150,170  159,047  129,498   87,059   73,180   165,326
Total capitalization....   474,397  337,582  324,911  311,676  293,863  275,336   352,298

----------------
(1) Amounts in 1993 include pre-tax charges totaling $54.9 million ($33.5 million after tax) for restructuring and other unusual items.
(2) Discontinued operations represent the discontinued Water Filtration Business for all years presented and for the six months ended June 30, 1997, and the former Microfoam division for 1995 and preceding years. Other nonrecurring items included a $2.7 million after-tax extraordinary loss related to the Existing Credit Facility in 1995 and an $11.8 million after-tax extraordinary loss on the early extinguishment of debt, and a nonrecurring after-tax gain of $3.8 million from the effect of a change in accounting for certain marketable securities in 1994.
(3) EBITDA represents income from continuing operations before interest expense, interest income, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring and extraordinary items. Amortization of deferred financing costs, which is included in interest expense in 1998 and 1997, was included in other expenses prior to 1997. Such amortization was $0.1 million in 1996, $1.2 million in 1995, $1.4 million in 1994 and $0.2 million in 1993. EBITDA should not be considered as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly used measures given by other companies.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the estimated component of operating lease expense representing interest. Earnings were insufficient to cover fixed charges by $21.8 million in 1993. The pro forma ratio of earnings to fixed charges was 5.1x for the six months ended June 30, 1998 and 5.8x for the year ended December 31, 1997. The pro forma ratio of earnings to fixed charges assumes the retirement of $136.2 million principal amount of the $150.0 million of Existing Notes from the net proceeds of the Private Offering (at an assumed interest rate of 7.241%).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Following the consummation of the merger of its Water Filtration Business with Culligan on August 1, 1997, the Company reorganized its businesses from three to two operating groups, EMG and EIG, to better reflect the Company's principal emphasis on electromechanical and electronic instrument related businesses. The specialty metal products business became part of EMG. EIG consists of the prior Precision Instruments businesses of the Company plus the Chemical Products Division. Segment results of operations for periods prior to the merger shown in the table below have been restated to reflect the reorganization.

RESULTS OF OPERATIONS

  The following table sets forth net sales and income of the Company by business segment for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995.

                              SIX MONTHS ENDED
                                  JUNE 30,
                                 (UNAUDITED)       YEARS ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Net sales(1):
  EMG........................ $277,705  $230,190  $457,170  $446,433  $437,868
  EIG........................  210,350   188,312   390,591   353,578   343,979
                              --------  --------  --------  --------  --------
    Total net sales.......... $488,055  $418,502  $847,761  $800,011  $781,847
                              ========  ========  ========  ========  ========
Income:
 Segment operating income(2):
  EMG........................ $ 38,929  $ 29,812  $ 61,832  $ 59,509  $ 61,247
  EIG........................   29,566    25,269    50,769    44,386    39,268
                              --------  --------  --------  --------  --------
    Total segment operating
     income..................   68,495    55,081   112,601   103,895   100,515
 Corporate, administrative
  and other expenses.........  (11,143)  (10,604)  (20,646)  (21,052)  (21,836)
                              --------  --------  --------  --------  --------
 Consolidated operating
  income.....................   57,352    44,477    91,955    82,843    78,679
 Interest and other expenses,
  net........................   (9,591)   (7,270)  (13,761)  (16,461)  (20,074)
                              --------  --------  --------  --------  --------
 Consolidated income from
  continuing operations
  before income taxes........ $ 47,761  $ 37,207  $ 78,194  $ 66,382  $ 58,605
                              ========  ========  ========  ========  ========

--------
(1) After elimination of intra- and intersegment sales, which are not significant in amount.
(2) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997

 Results of Operations

  Net sales for the first six months of 1998 were $488.1 million, an increase of $69.6 million or 16.6% from net sales of $418.5 million for the first half of 1997. Much of the sales increase was due to revenues generated by both operating groups from businesses acquired during the past twelve months. The Company's existing businesses also contributed to the sales increase, particularly sales of EMG's motors for floor-care and outdoor power equipment markets worldwide. EIG's sales by existing businesses benefited from higher sales of heavy-vehicle instrumentation and aerospace products.

  New orders during the first half of 1998 were $502.4 million, compared with $441.9 million in the first six months of 1997, an increase of $60.5 million, or 13.7%. The increase in order input was due mainly to the acquisition of Rotron and Western Research in the first six months of 1998. The backlog of orders was $259.6 million at June 30, 1998, compared with $245.2 million at December 31, 1997. Of the total backlog of unfilled orders at June 30, 1998, approximately 81% is expected to be shipped by December 31, 1998. Both of the Company's operating groups are beginning to experience some slowing in their global markets, caused largely by the Asian economic crisis.

  Business segment operating income for the first half of 1998 was $68.5 million, an increase of $13.4 million or 24.4% from the first six months of 1997. The increase was mostly due to the higher sales volume. Segment operating income as a percentage of sales increased to 14.0% for the first six months of 1998 from 13.2% for the same period a year ago. EMG's operating margin improvements included a higher margin contribution from Rotron, Inc. and better performance by EMG's existing brushless motor operations following the July 1997 divestiture of its domestic HVAC motor business. EIG's efficiency improvements were primarily from its process instrument businesses, which benefited from a favorable change in product mix, and lower overall operating costs. These profit improvements were reduced somewhat by higher selling expenses, mostly from the businesses acquired in the past twelve months. Selling expenses for the first half of 1998 were $30.4 million, an increase of $7.0 million or 29.9% compared with the first six months of 1997. However, such expenses as a percentage of sales were essentially unchanged at approximately 6% of sales for the first six months of 1998 and 1997.

  After deducting corporate and other expenses of $11.1 million, consolidated operating income for the first six months of 1998 totaled $57.4 million, an increase of $12.9 million or 28.9% compared with the first half of 1997.

  Interest expense for the first six months of 1998 was $12.4 million, an increase of $3.2 million from the first half of 1997, resulting from higher average debt outstanding primarily related to the acquisitions completed during the past twelve months. Other income, net increased $.9 million to $2.8 million for the first half of 1998, primarily due to the second quarter 1998 recognition of a gain on the sale of an idle property. The effective tax rate for the first six months of 1998 was 36.6%, compared with 36.1% for the same period a year ago. The higher tax rate for the first half of 1998 was due to increased amortization of nondeductible goodwill.

  Income from continuing operations for the first six months of 1998 totaled $30.3 million compared with $23.8 million for the first half of 1997, an increase of $6.5 million or 27.3%. Net income for the first six months of 1998 was also $30.3 million, compared with the first half 1997 total of $28.4 million. The 1997 first half net income included $4.6 million of income from the Company's discontinued Water Filtration Business.

 Business Segment Results

  EMG sales for the first six months of 1998 were $277.7 million, an increase of $47.5 million or 20.6% from the same period of 1997. Sales contributions from acquired businesses accounted for most of the increase, led by the Rotron acquisition completed in January 1998. A German motor business whose assets were acquired in May 1997 also contributed to the sales increase. Partly offsetting the sales contributions of these acquisitions was the absence of sales in 1998, due to the divestiture in July 1997 of the Group's domestic HVAC motor business.

  EMG also benefited from higher sales from its existing businesses. EMG's Italian motor operations reported strong sales gains across all lines of business, reflecting positive results from partnering with certain European floor-care product manufacturers to outsource their electric motor production to the Company. These strong gains were somewhat reduced by the negative effect of translating Italian lire into stronger U.S. dollars. EMG's domestic motor operations also reported higher sales of motors for floor-care products, as well as stronger sales of motors to outdoor power equipment markets for the first half of 1998. Higher sales of specialty metal products also contributed to the sales increase.

  Operating income of EMG in the first half of 1998 was $38.9 million, an increase of $9.1 million or 30.6% from the same period a year ago. Most of the increase was due to the higher sales volume. Operating income margins increased to 14.0% of sales in the first half of 1998 from 13.0% in the first half of 1997. The profit improvement was due to higher margins from sales by the recently acquired Rotron business, and to lower operating costs in EMG's domestic motor operations, which benefited following the July 1997 divestiture of its domestic HVAC motor business. EMG's motor operations in Asia, which began operations in early 1997, also reported a margin improvement resulting from reduced start-up costs and higher capacity utilization in the first six months of 1998.

  EIG sales for the first half of 1998 were $210.3 million, an increase of $22.0 million or 11.7% from the 1997 first half total of $188.3 million. The sales increase was primarily from contributions by the acquired businesses, including: the June 1997 acquisition of the Chatillon(R) and Lloyd Instruments(TM) test and measurement product lines, the July 1997 acquisition of a small process instrument manufacturer in Denmark, and the April 1998 acquisition of the Western Research process instruments business.

  Sales growth from existing businesses came from higher shipments of instrumentation for heavy vehicles, due to continuing strong demand in that industry, and higher sales of aerospace products, though the rate of sales growth for the aerospace business was more modest than that experienced during the same period of 1997.

  Operating income of EIG for the first six months of 1998 increased $4.3 million or 17.0% to $29.6 million. Most of the increase was due to the overall higher sales volume. The Group's operating income margins increased to 14.1% of sales for the first half of 1998 from 13.4% for the same period a year ago, due to reduced operating costs and a favorable change in product mix in the process instrument businesses, and partly to improved operating efficiencies from the higher sales levels in the heavy-vehicle instrumentation business.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

 Results of Operations

  Net sales by continuing operations for 1997 totaled $847.8 million, an increase of $47.8 million or 6.0% compared with the 1996 total of $800.0 million, with both business segments reporting sales increases for 1997. EIG was the primary reason for the increase, reflecting continuing higher sales of aerospace instruments, the 1997 sales contribution of the Chatillon(R) and Lloyd Instruments(TM) business acquired in June 1997, and higher sales of instrumentation products to the heavy-vehicle industry. Sales for 1997 by EMG showed a modest increase from the prior year, principally due to higher sales by EMG's Italian motor operations, and from the sales contributions of new motor operations in Europe and Asia that began production in late 1996 and early 1997, respectively. Sales by both segments to foreign markets totaled $319.9 million in 1997, an increase of $45.6 million or 16.6%. Export shipments from the United States in 1997 continued to increase, reaching $161.8 million, compared with $141.3 million in 1996, an increase of 14.5%, due primarily to higher exports of electric motors for floor-care products.

  On July 1, 1997, the Company sold its domestic HVAC motor business. The HVAC business, which was part of EMG, accounted for annual sales of approximately $22 million, with operations in Simi Valley, California, and Tijuana, Mexico.

  New orders during 1997 were $873.7 million, compared with $792.9 million for 1996, an increase of $80.8 million or 10.2%. The backlog of orders was $245.2 million at year-end 1997, an increase of $25.9 million, or 11.8% from the end of 1996. The increase in backlog was primarily due to higher orders for electric motors from EMG's Italian motor operations and from the new European and Asian operations.

  Business segment operating income for 1997 was $112.6 million, compared with $103.9 million in 1996, an increase of $8.7 million, or 8.4%. The increase was primarily due to the higher sales volume. Total segment operating income as a percentage of sales increased to 13.3% for 1997 from 13.0% in 1996. The operating improvements were primarily from EIG's aerospace instrument operations and better performance by EMG's Italian operations. Consolidated operating income for 1997 totaled $92.0 million, an increase of $9.1 million, or 11.0% from 1996.

  Interest expense and other income, net, decreased $2.7 million, or 16.4%, to $13.8 million in 1997, mainly due to higher investment income, including gains on the sale of securities in the Company's captive insurance subsidiary, and to lower interest expense from lower average debt outstanding during 1997. The effective tax rate was 35.7% for 1997, essentially unchanged from the 35.1% rate for 1996. Income from continuing operations for 1997 was $50.3 million, an income increase of 16.7% from the $43.1 million earned in 1996.

  Net income for 1997 was $50.4 million compared with $51.2 million for 1996. Net income in 1997 included $5.1 million of income from the discontinued Water Filtration Business, and a one-time provision of $4.9 million for transaction costs resulting from the Spin-Off and merger of the discontinued business. Net income in 1996 included $8.1 million of income from the discontinued operation.

 Business Segment Results

  EMG sales increased $10.7 million, or 2.4%, to $457.2 million for 1997. Sales of electric motors for 1997 were higher than in the previous year, although sales were reduced by the effects of EMG's divestiture of its HVAC business in July 1997. Sales of motors for floor-care products increased slightly in 1997, due mostly to higher international sales reflecting a recovery in 1997 of EMG's European markets, as well as the sales contributions from new customers and new motor operations in China, the Czech Republic and Mexico. The higher international sales also included higher exports by EMG's domestic motor operations. Sales of motors to the North American outdoor power equipment markets nearly tripled in 1997. These increases were partially offset by continued softness in the domestic floor-care market and by lower sales of EMG's specialty metal products for 1997, compared with a strong 1996.

  Operating income by EMG for 1997 increased $2.3 million, or 3.9%, to $61.8 million, compared with $59.5 million in 1996. The increase was mostly due to the higher sales volume. Operating income as a percentage of sales was 13.5% in 1997, compared with 13.3% in 1996. Increased operating efficiencies in EMG's Italian motor operations, primarily resulting from its higher sales volume, contributed to the improved profitability. Also contributing to the margin increase were higher profits experienced by EMG's domestic motor operations, which benefited from the disposition of the domestic HVAC motor business in July 1997. Partly offsetting these income gains were lower profits from EMG's specialty metal products business resulting from their sales decrease noted above.

  EIG sales for 1997 were $390.6 million, an increase of $37.0 million or 10.5% from 1996. The increase was due to a continuing trend of sales growth from EIG's aerospace business, and higher sales of instruments for heavy vehicles, resulting from the recovery of that market from a sharp downturn in 1996. Both the aerospace and heavy-vehicle instrument sales increases included contributions from the introduction of new products. The June 1997 acquisition of the Chatillon(R) and Lloyd Instruments(TM) business also contributed significantly to the 1997 sales increase. The overall sales increase was reduced somewhat by lower worldwide sales of process instruments, and by lower sales from EIG's chemical products business.

  Operating income of EIG for 1997 increased $6.4 million, or 14.4%, to $50.8 million, mostly due to the sales increase noted above. EIG's operating income as a percentage of sales increased to 13.0% from 12.6% for

1996. The higher margins were due to improved operating efficiencies in EIG's aerospace and heavy-vehicle instrumentation businesses, resulting primarily from the increased sales volume. The profit increase was reduced somewhat by lower profits from EIG's process instruments and chemical products operations, resulting from the sales decreases of those businesses noted above.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Results of Operations

  Net sales for 1996 totaled $800.0 million, an increase of $18.2 million, or 2.3%, from the 1995 total of $781.8 million. Both business segments reported sales increases for 1996. The sales increase of EMG was due to higher domestic and export sales including higher sales of specialty metal products in 1996, compared with 1995. Also contributing to EMG's sales increase, to a lesser extent, was higher domestic sales of electric motors for both floor-care and non-floor-care products. The sales increase in EIG was due primarily to higher sales of aerospace instruments. Sales by both segments to foreign markets totaled $274.3 million in 1996, an increase of $4.2 million, or 1.6%, and represents approximately one-third of total sales in both years. Export shipments from the United States in 1996 continued to increase, reaching $141.3 million, compared with $131.1 million in 1995, an increase of 7.8%, due primarily to higher foreign shipments of aerospace products and specialty metal products.

  New orders during 1996 were $792.9 million, compared with $775.7 million for 1995, an increase of $17.1 million or 2.2%. The backlog of orders was $219.2 million at year-end 1996, a decrease of 3.2% from the end of 1995. Business segment operating income for 1996 was $103.9 million, compared with $100.5 million in 1995, an increase of 3.4%. The increase in income was primarily due to higher sales volume and continued production efficiency, as the total segment operating profit margins for 1996 of 13.0% were essentially maintained at the 1995 level.

  Corporate administrative and other expenses continued a decreasing trend in 1996, totaling $21.1 million, compared with $21.8 million in 1995, due to lower overall administrative expenses. Consolidated operating income of $82.8 million was achieved for 1996, compared with $78.7 million for 1995, an increase of $4.1 million, or 5.3%.

  Interest expense and other income, net, were $16.5 million for 1996, compared with $20.1 million in 1995, a decrease of $3.6 million, due to increased investment income from the Company's captive insurance subsidiary, and lower interest expense due to lower effective interest rates on lower average outstanding borrowings. Also contributing to the lower net expenses for 1996 was lower amortization due to reduced deferred debt issuance costs, which were charged off as an extraordinary loss in the third quarter of 1995, in connection with the replacement of a prior revolving credit agreement.

  The effective tax rate was 35.1% for 1996, compared with 37.1% for 1995. The reduced 1996 tax rate reflects the effect of a lower proportion of the 1996 pretax income from the Italian motor operations, which are taxed at rates higher than United States pretax income. The 1995 tax rate reflected a higher proportion of Italian income, and also included the impact on current and deferred taxes of a one percent increase in the Italian statutory income tax rate. The 1995 tax rate also reflected a lower state tax provision than in 1996 due to favorable settlements of prior tax years.

  Income from continuing operations for 1996 was $43.1 million, compared with $36.9 million for 1995, an increase of $6.2 million or 16.8%. Net income in 1996 was $51.2 million and included $8.1 million of income from the discontinued Water Filtration Business. Net income for 1995 was $52.3 million and reflected income from the discontinued Water Filtration Business and the Microfoam division of $7.7 million. Also included in net income for 1995 was a gain of $10.4 million related to the sale of the Microfoam division in the second quarter of 1995, and an extraordinary charge of $2.7 million for the early repayment of debt in the third quarter of 1995.

 Business Segment Results

  EMG sales increased $8.6 million or 2.0% to $446.4 million for 1996. Higher domestic and export sales of specialty metal products led the sales increase. Sales of electric motors for floor-care and non-floor-care products in 1996 were essentially unchanged from 1995. Higher domestic sales of EMG were largely offset by reduced sales by EMG's Italian motor operations. Continuing recessionary conditions in Europe and highly competitive pricing adversely affected sales in Europe. Operating income for EMG decreased $1.7 million or 2.8% to $59.5 million in 1996. Profit margins fell to 13.3% in 1996 from 14.0% in the prior year due to the lower European sales and reduced operating efficiencies in EMG's Italian motor operations caused by the sales reduction. Also contributing to the profit decline was the incurrence of start-up costs in 1996 for new motor production operations in China, the Czech Republic and Mexico. These reductions were mitigated somewhat by increased profits from EMG's specialty metal products business and from EMG's domestic motor operations due to higher sales and improved operating efficiencies.

  The competitive situation in Europe caused a delay in implementing EMG's strategy to increase market penetration by offering its motor products as a low-cost outsourcing alternative to certain European vertically integrated floor care manufacturers. During 1996, EMG continued initiatives to lower production cost, including both the start-up of the new motor production operations previously mentioned above and the purchase of a facility in the Czech Republic for operations which began in 1997. These new operations are expected to lower costs and create additional market share opportunities worldwide.

  EIG sales in 1996 were $353.6 million, an increase of $9.6 million or 2.8% from 1995. Increased sales of aerospace instruments were partially offset by lower worldwide sales of heavy-vehicle instruments caused by a continuing decline in industry-wide demand and by lower process instruments sales to European markets. Operating income for EIG increased $5.1 million or 13.0% in 1996 to $44.4 million. Operating profit margins improved to 12.6% for 1996 from 11.4% in 1995 due primarily to significant profit improvements from EIG's aerospace operations. Such profit improvement was the result of a lower cost structure, due to restructuring activities in prior years; increased sales, and a favorable change in product mix. Also contributing to the increase was the full year profit contribution from a 50% owned joint venture in Asia, which was acquired in March 1995 and manufactures low-cost pressure gauges. The profit improvement was limited to some extent by slightly lower sales of heavy truck instruments by the Dixson business, which was also acquired in March 1995, and by reduced sales of process instruments in Europe.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital at June 30, 1998 amounted to $49.1 million, a decrease of $20.6 million from December 31, 1997, due mainly to an increase in short-term borrowings used primarily to fund the Rotron and Western Research acquisitions completed during the first half of 1998. Operating working capital increased from year-end 1997, due to the addition of new businesses, and higher working capital requirements resulting from the increased level of business activity. The ratio of current assets to current liabilities at June 30, 1998 was 1.19 to 1, compared to 1.39 to 1 at December 31, 1997.

  Cash provided by continuing operations in the first half of 1998 totaled $23.9 million, compared with $28.7 million provided by continuing operations for the same period of 1997, a decrease of $4.8 million, or 16.7%, caused primarily by the higher operating working capital requirements noted above. Total cash provided by operating activities for the first half of 1997 was $30.7 million, and included $2.0 million of cash provided by discontinued operations of the Company's former Water Filtration Business.

  Cash used for investing activities in the first half of 1998 totaled $137.9 million, compared with cash used of $53.2 million in the same period last year. The purchase of businesses required cash expenditures of $117.5 million in the first half of 1998, compared with $35.3 million in the same period of 1997. Additions to property, plant and equipment for the first half of 1998 were $22.5 million compared with $16.5 million in the same period of 1997.

  Financing activities in the first six months of 1998 provided cash totaling $120.1 million, compared with cash provided of $30.7 million in the same period of 1997. During the first half of 1998, the Company borrowed $129.6 million, net of repayments, under its Existing Credit Facility which, along with cash from operations, funded the acquisitions noted above. During the same period of 1997, the Company had net borrowings of $31.7 million. Other financing activities during the first half of 1998 included expenditures of $8.9 million to repurchase 333,100 shares of the Company's common stock, and $4.0 million to pay cash dividends, and net proceeds totaling $3.4 million from the exercise of employee stock options.

  On July 17, 1998, the Company completed a refinancing of its long-term debt. A Private Offering of $225.0 million principal amount of 7.20% Senior Notes due 2008 was used to finance the Company's Tender Offer for $150.0 million principal amount of the Existing Notes. The noteholders tendered $136.2 million principal amount of the Existing Notes, which were purchased with the proceeds of the Private Offering. The remaining net proceeds provided by the Private Offering were used to repay a portion of the Company's outstanding bank borrowings, and pay fees and expenses related to the Private Offering and the Tender Offer. The refinancing provides the Company with greater financial flexibility, primarily through less restrictive covenants, and it also extends the Company's long-term debt maturity, at lower interest rates. The Company expects to record an extraordinary after-tax charge in the third quarter of 1998 of approximately $9 million, for the early extinguishment of the Existing Notes.

  As of June 30, 1998, the Company had total debt outstanding of $295.4 million. After giving effect to the Private Offering and the application of the net proceeds therefrom, the Company would have had total indebtedness of $302.1 million, as well as available borrowing capacity under the Amended Credit Facility of $137.4 million. The Indenture and the Amended Credit Facility permit the Company to incur additional indebtedness, including secured indebtedness. A failure to comply with the obligations contained in the Amended Credit Facility or the Indenture could result in an event of default under the Amended Credit Facility or an Event of Default (as defined) under the Indenture that, if not cured or waived, would permit acceleration of the relevant debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

  The Company believes that based upon anticipated levels of operations and business strategy, it will be able to meet its debt service obligations, including interest payments in respect of the Exchange Notes. If, however, the Company cannot generate sufficient cash flow from operations to meet its obligations, the Company may be required to refinance its debt or to dispose of assets to obtain funds for such purpose.

WORKING CAPITAL PRACTICES

  The Company does not have extraordinary working capital requirements in either of its business segments. Customers generally are billed at normal trade terms which may include extended payment provisions. Inventories are closely controlled and maintained at levels related to production cycles and are responsive to the normal delivery requirements of customers.

CAPITAL EXPENDITURES

  Capital expenditures were $22.5 million for the six months ended June 30, 1998 and $41.2 million for 1997, compared with $39.1 million for 1996 and $29.3 million for 1995. Approximately 80% of the expenditures for 1997 and 1996 were for additional manufacturing equipment to increase production efficiencies, and for expanded production capacity, with continuing emphasis on EMG. The Company's 1998 capital expenditures are expected to be slightly higher than the 1997 level, with continued emphasis on productivity and expansion, primarily in EMG.

PRODUCT DEVELOPMENT AND ENGINEERING

  Product development and engineering expenses were $21.1 million for the six months ended June 30, 1998 and $34.8 million for 1997, compared with $35.9 million for 1996 and $32.0 million for 1995. These amounts include net expenses for research and development of $13.6 million for the six months ended June 30, 1998, $19.5 million for 1997, $17.1 million for 1996 and $15.5 million for 1995. Such expenditures were directed toward the development of new products and processes, and the improvement of existing products and processes.

ENVIRONMENTAL MATTERS

  The Company is subject to environmental laws and regulations as well as stringent clean-up requirements. It also has been named a potentially responsible party at several sites that are the subject of government-mandated clean-ups. Amounts charged to expense for environmental clean-up at those sites and others were approximately $1.4 million in 1997, $1.8 million in 1996 and $2.4 million in 1995.

  It is not possible to quantify accurately the potential financial impact of actions regarding environmental matters, but the Company believes, based on past experience and current evaluations, that the outcome of these actions is not likely to have a material adverse effect on the future results of operations, financial position, or cash flows of the Company.

IMPACT OF INFLATION

  The Company attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, the Company uses the last-in, first-out (LIFO) method of accounting for most inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, the Company believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on operations.

NEW ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131") which establishes standards for reporting annual and for interim operating segment information. Statement No. 131 is effective for the Company's 1998 annual financial statements, and interim reporting beginning in 1999. Adoption of Statement No. 131 will have no effect on the Company's consolidated results of operations, financial position, or cash flows. Also, its adoption is not expected to change the reported business segments of the Company.

  As of January 1, 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). The adoption of Statement No. 130 had no impact on the Company's consolidated net income or stockholders' equity. Statement No. 130 requires disclosure of total accumulated other comprehensive income or loss, included in stockholders' equity, in interim-period financial statements and additional disclosure of the components of other comprehensive income in annual financial statements.

  In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement No. 132"). Statement No. 132 revised previously required disclosures regarding employers' pension and other postretirement benefit plans. It did not change the measurement or accounting recognition for such plans. Statement No. 132 is effective for the Company's 1998 annual financial statements. Adoption of Statement No. 132 will have no effect on the Company's consolidated results of operations, financial position, or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"). SOP No. 98-1 is effective for the Company's financial statements beginning in 1999. Adoption of SOP No. 98-1 will have no significant effect on the Company's consolidated results of operations, financial position or cash flows.

  In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative financial instruments. The Statement requires recognition of derivatives in the statement of financial position to be measured at fair value. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This Statement is effective for the Company's financial statements beginning in 2000. The Company is currently studying the future effects of adopting this Statement. However, due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

YEAR 2000 COMPLIANCE

  Based on a recent assessment, the Company has taken steps to modify or replace portions of its computer software so that its business systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing computer software and conversion to new software, year 2000 compliance will not pose a significant operational issue for the Company. The Company currently anticipates completing its year 2000 compliance project in a timely manner and the incremental cost of year 2000 compliance is not expected to be significant to its operations or cash flows.

                                   BUSINESS

  AMETEK is a leading global manufacturer of electric motors and electronic instruments. The Company markets its products worldwide through its Electromechanical Group and Electronic Instruments Group. The Company continues to grow through a primary focus on manufacturing products for which its technology and cost advantages lead to a significant share of targeted markets. The Company operates 41 manufacturing facilities located in 14 U.S. states, as well as in Canada, the Czech Republic, Denmark, England, Germany, Italy, Mexico, China and Taiwan. In 1997, the Company's international sales, primarily in Western Europe, accounted for approximately 38% of its total net sales. The Company's net sales and EBITDA have grown from $651.4 million and $78.8 million, respectively, in 1993 to $847.8 million and $128.0 million, respectively, in 1997. For the six months ended June 30, 1998, the Company's net sales and EBITDA were $488.1 million and $79.3 million, compared to net sales and EBITDA of $418.5 million and $62.1 million, for the six months ended June 30, 1997.

  EMG is the world's largest manufacturer of electric motors and motor-blowers for vacuum cleaners and other floor-care products. The Company believes that it has approximately a 33% market share of the global floor-care market for electric motors and motor-blowers. EMG has enhanced and expanded its business by using its technological and marketing expertise to penetrate new markets, such as the outdoor power equipment market and medical equipment market. EMG also continues to capitalize on the growing trend of outsourcing motor production by OEMs. EMG has grown through establishing alliances with major customers, pursuing strategic acquisitions and expanding geographically. In addition, EMG produces specialty metals for the electronics, telecommunications, consumer, automotive and other markets. Net sales for EMG were $457.2 million in 1997 and $277.7 million for the six months ended June 30, 1998, which represented 53.9% and 56.9%, respectively, of total net sales.

  EIG builds technologically advanced monitoring, sensing, calibration and display devices for the aerospace, process and heavy-vehicle industries. EIG is the leader in many of the specialized markets it serves, including aerospace fuel-flow meters, heavy-vehicle instrument panels, oxygen analyzers and pressure gauges. The Company seeks leadership positions in its specialized markets, as evidenced by its approximately 75% share in the heavy truck (Class 7 and Class 8) dashboard instrumentation market. EIG's customers include leading producers of commercial jet engines and commercial aircraft, as well as major airlines and heavy-vehicle manufacturers. Net sales for EIG were $390.6 million in 1997 and $210.4 million for the six months ended June 30, 1998, which represented 46.1% and 43.1%, respectively, of total net sales.

COMPETITIVE STRENGTHS

  Management believes that the Company has several significant competitive advantages which will assist it in sustaining and enhancing its market positions. The Company's principal strengths include:

  Significant Market Share. The Company maintains significant market shares in many of its targeted markets. In the EMG segment, the Company is the world's largest manufacturer of electric motors and motor-blowers for the global floor-care market. Management believes that the Company's significant market share, coupled with its new motor plants which combine advanced technology and lower cost, play key roles in helping to accelerate the trend of customers outsourcing their motor production to AMETEK. In the EIG segment, the Company maintains significant positions in many of its specialized market segments within the highly fragmented aerospace, process and analytical, and heavy-vehicle markets.

  Technological and Development Capabilities. AMETEK believes it has certain technological advantages over its competitors, which have allowed it to maintain leading market shares by developing innovative products. The Company has historically grown its business by extending its technological expertise to the manufacturing of customized products for its customers. EMG focuses on enhancing motor-blower cost-performance through advances in power, efficiency, weight and quieter operation. The Company believes that EMG's technological leadership has helped to create a broad range of product features that have opened new markets, such as outdoor power equipment. EIG competes in specialized instrumentation markets, including pressure gauge, heavy-vehicle dashboard and aerospace, primarily on the basis of product innovation. An example of this innovation was demonstrated recently when the Company leveraged its core competency in jet engine temperature sensors to design a flame-sensor system for a broad range of industrial and utility applications such as land-based gas turbines. The Company believes that its reputation for technological innovation, service and reliability has led to opportunities such as its strategic alliance with Honeywell, Inc., one of the industry's top suppliers of integrated avionics.

  Efficient and Low-Cost Manufacturing Operations. The Company's competitive cost position is a significant advantage in growing its global market share. The Company has recently established electric motor plants in China, the Czech Republic and Mexico to lower manufacturing costs and to achieve strategic proximity to customers, which has enhanced its ability to increase international sales and market share. Furthermore, strategic acquisitions, joint ventures and alliances in Europe, North America and Asia have resulted in additional synergies and cost savings through consolidated operations, new product lines and distribution channels, and low-cost manufacturing operations.

  Experienced Management Team. An important component of the Company's recent success has been the continued strength of its management team and their commitment to the performance of the Company. Over the past several years, the Company has made measurable advances in operational excellence initiatives, such as self-directed work teams and expanded colleague participation. Senior management, led by Chief Executive Officer Walter E. Blankley, has extensive experience in AMETEK's businesses and is financially committed to the Company's success through its required ownership of AMETEK stock based on various salary multiples established by the Company.

BUSINESS STRATEGY

  The Company's strategy for growth consists of the following four elements:

  Operational Excellence. The Company seeks to further improve its current market position and enter complementary markets through a continuation of its operational excellence strategy. The Company believes its dedication to focusing on flow manufacturing, participative management culture, operating efficiency and asset management increases the Company's manufacturing quality, return on operating assets and customer satisfaction while significantly shortening production cycle times. Evidence of these achievements includes one of the Company's U.S. Gauge facilities and the Dixson facility having achieved international recognition of their quality standards in 1997 with ISO 9000 certification and the heavy-vehicle equivalent, QS 9000. In addition, in 1997, the Company's aerospace segment received the Supplier of the Year award from GE Aircraft Controls; on-time deliveries at the Process and Analytical Instruments division of EIG increased from 85.0% to 99.8%; and cycle times were reduced by 50% at U.S. motor plants through the use of flow manufacturing. These achievements have served to strengthen the Company's competitive position across all of its business lines.

  New Product Development. The Company seeks to improve its current market position and enter complementary markets through its product development programs. The EMG segment's new product development focuses on enhancing motor-blower cost-performance through advances in power, efficiency, weight and quieter operations. Towards this end, the Company accelerated its growth in the outdoor power equipment market in 1997 with the World Lamination(TM) motor design. In the EIG segment, the Company concentrates on concurrent engineering with customers and technology partners like Honeywell to develop specialized products for the markets in which it competes. The Company improved market share and expanded its alliance with Honeywell through the introduction of new avionics products in 1997. In addition, AMETEK Aerospace has been selected to supply new monitoring and sensing products on several aircraft platforms, including Airbus' A340 long-range airliner and Eurofighter military aircraft.

  Global and Market Expansion. AMETEK's largest international presence is in Europe where it holds leading market positions in both the EMG and EIG segments. The Company's manufacturing operations in Denmark, Germany, Italy and the United Kingdom offer AMETEK superior design and engineering capability, product line breadth and enhanced European distribution channels. With the addition in 1997 of an electric motor plant in the Czech Republic, the Company expects to lower its production costs and expand its presence in emerging markets in Eastern Europe and the former Soviet Union. Growth in Asia has resulted from the opening of a low-cost production electric motor plant in China, coupled with a direct sales and marketing presence in Singapore and the continuing success of AmeKai--the Company's three-year-old joint venture in China and Taiwan that manufactures low-cost pressure gauges for world markets.

  Strategic Acquisitions and Alliances. Since mid-1997, the Company has completed seven acquisitions, adding approximately $155.0 million in annual net sales. Through these and many prior acquisitions, the Company's management team has gained considerable experience in successfully acquiring and integrating businesses. The Company intends to continue to pursue strategic acquisitions, both domestically and internationally, to expand and strengthen its product lines, improve its market share positions and increase earnings through sales growth. In the EIG segment, the Company achieved critical mass in the global force measurement market through the acquisition of the test and measurement instruments business of Technitrol, Inc. in June 1997. In the EMG segment, the Company enhanced its electric motor position through the acquisition of a small German electric motor manufacturer in 1997. More recently, in 1998, the acquisition of Rotron further strengthened the Company's position in the brushless motor market, giving AMETEK approximately a 20% share of this $500 million market. In addition, the alliance with Honeywell has increased sales growth with product line expansion and new programs, while international alliances in China and Taiwan have provided further low-cost international manufacturing sources. The Company intends to continue to selectively pursue strategic acquisitions and alliances to increase sales growth and achieve a superior return on assets.

RECENT DEVELOPMENTS

  Spin-Off and Merger of the Company's Water Filtration Business. On July 31, 1997, Old Ametek, which then owned all of the Company's capital stock, effected the Spin-Off. At the time of the Spin-Off, the Company owned all of Old Ametek's businesses other than the Water Filtration Business. On August 1, 1997, the Water Filtration Business was merged with a subsidiary of Culligan in a tax-free transaction. In connection with the Spin-Off, AMETEK reorganized its operating groups into the EMG and EIG segments to better reflect management's focus on electromechanical and electronic instrument related businesses.

  Recent Acquisitions. In January 1998, the Company acquired Rotron, a subsidiary of EG&G, Inc., for approximately $104 million in cash. Rotron manufactures brushless DC motors and motor-blowers for aerospace, mass transit, military, medical and industrial markets, complementing EMG's brushless DC motor business and establishing a significantly larger position for EMG in the rapidly growing market for brushless motors. Rotron had sales of approximately $70 million in 1997.

  In April 1998, the Company acquired Western Research of BOVAR, Inc. for approximately $14 million. Headquartered in Calgary, Alberta, Western Research is a leading manufacturer of instrumentation for industrial process control and air emissions monitoring, with operations in Canada, Germany and Houston, Texas. The products and operations of Western Research complement those of the EIG segment. Western Research had sales of approximately $18 million in 1997.

  In July 1998, the Company acquired the assets of Darmet Corporation, a privately held manufacturer of specialty wire alloys located in Providence, R.I. The Darmet product line broadens the line of nickel- and copper-based wire alloys for electrical and electronics-related applications of the EMG segment. Darmet had sales of approximately $4.5 million in 1997.

  Future Acquisitions. The Company intends to continue to make strategic acquisitions to strengthen its market position in the EMG and EIG segments. AMETEK regularly discusses and evaluates potential acquisitions with numerous parties. AMETEK is currently engaged in active discussions with several parties concerning acquisitions in both the EMG and EIG segments. However, there can be no assurance if, or when, any acquisition will be completed.

  Tender Offer and Consent Solicitation. The issuance of the Private Notes was part of a series of financing transactions pursuant to the Tender Offer for the $150.0 million aggregate principal amount outstanding of

Existing Notes for an amount equal to $1,104.06 for each $1,000 principal amount of Existing Notes tendered pursuant to the Tender Offer. In connection with the Tender Offer, the Company also solicited consents from tendering holders of the Existing Notes to the Proposed Amendments to the Existing Indenture, which amendments would, among other things, eliminate substantially all of the restrictive covenants contained in the Existing Indenture. Holders of the Existing Notes who validly tendered the Existing Notes and thereby delivered consents to the Proposed Amendments received an amount in cash equal to 2.5% of the principal amount of the Private Notes ($25 per $1,000 principal amount). The Tender Offer and Consent Solicitation resulted in $136.2 million of the $150.0 million aggregate principal amount outstanding of the Existing Notes being tendered. The issuance of the Private Notes and the Tender Offer were consummated on July 17, 1998.

PRODUCTS AND SERVICES

  The products and markets of each operating business segment are described below:

EMG

  EMG is the world's largest producer of high-speed, air-moving electric motors for OEMs of floor-care products. The design and manufacture of small vacuum motors with fans rotating at high speeds requires advanced manufacturing technology. EMG addresses complex motor-blower dynamics including heat, noise, vibration, and wear, in designing its customized products. EMG also produces specialty metal products serving the electronics, telecommunications, consumer, automotive, and other markets. EMG has a leading market share for its electric motors in North America and Western Europe, and a growing share in the Pacific Rim; it has expanded its operations worldwide by leveraging manufacturing and technological expertise developed over many years.

  EMG has grown its business by extending its technological expertise in manufacturing high-speed, air-moving electric motors to a variety of targeted markets, with its primary focus currently on the floor-care market and small appliances. EMG has formed alliances with OEM customers to design and manufacture cost-effective products for numerous floor-care applications. EMG also is using its technological and marketing expertise in an effort to penetrate new markets, such as the outdoor power equipment market, where it is establishing alliances with major customers.

  To achieve further global expansion, EMG is building on its market leadership in the floor-care markets of North America and Europe through initiatives in Eastern Europe, Latin America and the Pacific Rim. Start-up electric motor production operations in China, the Czech Republic and Mexico began contributing to manufacturing capacity in 1997, and are expected to contribute more significantly in the future. Those expanding operations are focusing first on reducing costs, and later on expanding global markets. In 1997, approximately 50% of EMG sales were outside the United States.

  EMG employs approximately 3,900 people, of whom approximately 1,700 are covered by collective bargaining agreements. It has 17 manufacturing facilities: ten in the United States, three in Italy, and one each in China, the Czech Republic, Germany and Mexico. EMG produced approximately 22 million motor products in 1997 with flexible, automated production lines designed for low-cost, high-volume operations. Advanced technological resources enable EMG to provide its customers with custom-designed products.

  EMG is not dependent on any single customer such that the loss of that customer would have a material adverse effect on EMG's operations. Approximately 21% of EMG's sales for 1997 were made to its five largest customers.

 Floor-Care Market and Product Line

  About 60% of EMG sales are to floor-care markets, where it has a leading share through sales of air-moving electric motors to most of the world's major floor-care OEMs. The customers include vertically integrated OEMs that produce some of their own motors. EMG produces motor-blowers for a full range of floor-care products, from hand-held, canister and upright vacuums to central vacuums for residential use. High-performance vacuum motors also are marketed for commercial and industrial applications. Customers include Matsushita, Bissell, Royal, Electrolux-Eureka, SEB-Rowenta, Goblin, Dyson, Moulinex and Hoover Ltd.

  A large portion of the sales growth in the floor-care industry has been achieved by marketing products to vertically integrated vacuum cleaner manufacturers that decide to outsource motor production to realize the economic and operational advantages of reducing or discontinuing their own motor production. By purchasing EMG's motors, vacuum cleaner manufacturers can reduce the otherwise substantial capital expenditures necessary to manufacture motors for rapidly changing consumer demands. The global consumer trend toward owning multiple floor-care products increases the variety and frequency of these investments by OEMs, which are striving to operate more cost-effectively.

  EMG's new product development focuses on enhancing motor-blower cost-performance through advances in power, efficiency, size, weight, and quieter operation. EMG's World Lamination(TM) motor design complements the family of products that utilize standard componentry and offers a superior performance-to-weight ratio for a broad range of applications. A new line of high-efficiency fans complements this motor and is targeted as one of EMG's major growth initiatives for floor-care applications throughout the world. EMG has a significant position in the European floor-care market. The electric motors it produces in Italy are similar to those produced in the United States. Capacity and productivity in Italy have been increased through capital investment and such initiatives as manufacturing integration, automation, inventory management, and increased labor flexibility.

 Technical Motor Market and Product Line

  EMG's brushless motors are used in computer equipment, business machines, and medical equipment. Brushless motors offer spark-free commutation and high reliability. They are increasingly utilized in medical and other applications in which long life and speed control are important. Continuing product developments include the use of brushless motors in systems designed to assist patients with sleep-breathing disorders and in hospital air-mattress systems, as well as systems that recover gasoline fumes at automotive fueling stations. In July 1997, EMG sold its North American HVAC induction electric motor business, thereby allowing the Company to sharpen its focus on growth opportunities in market segments where the Company can leverage its leadership in brushless air-moving electric motors. Customers of EMG's Technical Motor Division include Thomas Industries, Gast, Kinetic Concepts and Hill-Rom.

  EMG enhanced its competitive position, product technology and growth opportunities in the market for brushless motors through its acquisition of Rotron in January 1998.

 Outdoor Power Equipment Market and Product Line

  EMG manufactures motors for consumer products in the outdoor power equipment market, including lawn and garden equipment, as well as chain saws, high-pressure power washers, and low-pressure paint sprayers. EMG is capitalizing on its manufacturing infrastructure, technical expertise and global marketing strengths in air-moving electric motors to create growth opportunities in this market. EMG now serves most of the world's major producers of outdoor power equipment, including Poulan, Black & Decker, Kaercher and Flymo.

 Specialty Metals Markets and Product Line

  This business manufactures high-purity, engineered metal powders, high-purity strip and wire from metal powders, and clad products, with specific metallurgical properties. Its niche market focus is based upon proprietary manufacturing technology and strong customer relations. During 1997, AMETEK acquired a new technology from ForMat, Inc., expanding its technology and product range in the manufacturing of fully dense components from metal powders. The Company also expanded its product line of metal matrix composites during 1997 by acquiring an exclusive license in the United States to produce composites of silicon-carbide aluminum in the United States that are used in thermal management applications for electronics products. Markets served include electronics, telecommunications, consumer products, automotive, and energy production. Other new product developments include patented Ultra stainless steel metal powders and copper-based Spinodal alloys. Customers for the specialty metals include DuPont, Regal Ware, Inc., Stoody Co., Smith International and Pall Corp. The acquisition of the Darmet product line in July 1998 expands EMG's line of nickel- and copper-based wire alloys and adds to the Company's capabilities in the manufacturing of specialty wire for electronic, communication and computer applications.

EIG

  EIG applies its specialized market focus and superior technology to produce monitoring, calibration, and display instruments for the aerospace, process, and heavy-vehicle industries, as well as certain chemical and industrial products.

  EIG's growth is based on competitive advantages that include designing products for specific customer applications, which are significantly different from, or lower in cost than, competitive products. EIG is among the leaders in many of the specialized markets it serves, including aerospace fuel-flow meters, heavy-vehicle instrument panels, oxygen analyzers, and pressure gauges. About 25% of sales are to markets outside the United States. EIG employs approximately 3,400 people, of whom approximately 1,100 are covered by collective bargaining agreements.

  EIG is not dependent on any single customer such that the loss of that customer would have a material adverse effect on EIG's operations. Approximately 24% of EIG's 1997 sales were made to its five largest customers.

 Aerospace Market and Product Line

  Approximately one-third of EIG revenues are from the sale of aerospace products, including airborne data systems, turbine engine temperature measurement products, vibration-monitoring systems, indicators and displays, fuel and fluid measurement products and sensors, switches and cable harnesses. Its customers are the leading producers of airframes and jet engines, commercial airlines, and aircraft operators. EIG serves all segments of commercial aerospace, including helicopters, business jets, commuter aircraft, and commercial airliners. Customer support includes parts warehousing and maintenance programs. Aerospace products are designed to customer specifications at design centers in Sellersville, PA and Wilmington, MA and then are manufactured to stringent operational and reliability requirements. Manufacturing operations are located in Binghamton, NY and Wilmington, MA. A repair and maintenance facility is located in Seattle, WA.

  The aerospace business operates in specialized markets, where its products have a technological and/or cost advantage. Its 50 years of experience as an aerospace contractor and its long-standing customer relationships with global commercial aircraft OEMs are significant competitive advantages. Its new products are now in service on the Boeing B777 airliner, the Bombardier Global Express business jet and the Agusta 109 helicopter. Other aircraft with EIG products aboard include: Learjet 45/60, Bell Boeing 609, Boeing 737/747/757/767, Airbus A300/319/320/330/340, Beechjet, Sikorsky S-76, Cessna
Citation, Embraer EMB 120, DeHaviland DASH-S, Saab 340 and SK-60, Mitsubishi MU2000, and the Bell 407. Jet engines with EIG products include GE 90, Pratt & Whitney 4000 series, Rolls Royce Trent 700/800, GE CF6-50/80 series and CFM56 series.

  Demand in the aerospace market has strengthened significantly as airlines replace aging fleets, passenger miles increase and airline profits improve.

 Process and Analytical Instruments Market and Product Line

  Approximately 38% of EIG sales are sales of process measurement, calibration, test and analytical instruments. These include pressure gauges and transducers; oxygen, moisture, combustion and liquid analyzers, and emission monitors; and force measurement products. The focus is on the process industry, which includes refinery and petrochemical plants, power generation, specialty gas, water and waste treatment, natural gas distribution, and semiconductor fabrication. EIG is one of the leaders in the North American pressure gauge market which has been adversely affected by low-cost offshore products. EIG is reducing costs by implementing operational improvements at its Sellersville, PA operations and through a 50% owned joint venture that manufactures low-cost pressure gauges in China and Taiwan, where the joint venture also markets those products. EIG is refocusing its domestic manufacturing on more advanced pressure measurement products.

  The process industry's rate of growth continues to improve. Reduced refinery and petrochemical plant construction and lower industry operating rates, resulting in part from increased environmental regulations, previously had lowered demand, particularly in the United States.

  In June 1997, AMETEK completed the strategic acquisition of the Test & Measurement Products division of Technitrol, Inc. Following the acquisition, EIG's Mansfield & Green product line was combined with the Chatillon(R) and Lloyd Instruments(TM) product lines to form the Test and Calibration Instruments (TCI) Division which positioned it for global expansion in the $800 million force measurement market. Synergies between the businesses include complementary customers, consolidated operations, products and distribution channels and an excellent technology fit. TCI manufactures a comprehensive line of force measurement and material testing devices in the United States and Europe, including hand-held gauges, electronic instruments, and test stands. It also provides analytical software and support services. TCI's products are marketed worldwide under the Chatillon(R), Lloyd Instruments(TM), Erichsen and Davenport brand names through a global network of distributors, sales representatives, and direct sales. EIG's customers in this market include Exxon, DuPont, Intel, General Motors, Praxair, Applied Materials and Revlon.

 Heavy-Vehicle Market and Product Line

  Approximately 17% of EIG sales are electronic and electromechanical instruments and instrument panels for heavy vehicles, such as Class 8 heavy trucks. New products, acquisitions, and the addition of construction and agricultural vehicle markets have increased the markets served. The acquisition of privately held Dixson, Inc. added to EIG's leading position in the U.S. heavy-truck market and increased market share in other heavy-vehicle instrument segments, including agricultural, construction, and off-road vehicles. Dixson also had a complementary customer base, a market position in Europe, and product development capabilities in solid-state instruments that primarily monitor engine operating parameters. Sales of these products in 1997 improved from 1996, when sales were reduced by a down-cycle in the heavy-truck industry. Customers include Peterbilt, Kenworth, Mack, Volvo, Freightliner, Clark and Caterpillar.

 Chemical and Industrial Markets and Product Line

  Products include silicas, phenolic resins and Teflon(R) (a registered trademark of DuPont) polymer products for high-temperature and highly corrosive applications and heat exchangers. Product applications include protective welding curtains and products for the filtering of molten metal. EIG also is a custom compounder of specialty resins and thermoplastics with enhanced properties, such as fire retardance and improved adhesion. Markets include electronics, automotive parts, appliances and telecommunications. Customers include Exxon, Mytex, Kansetsu, DuPont, Uniroyal and Allied Signal.

MARKETING

  Generally, the Company's marketing efforts are organized and carried out at the group and divisional levels. Given the similarity and technical nature of its many products as well as its significant worldwide market share, EMG conducts most of its domestic and international marketing activities through a direct sales force and makes some use of sales representatives and distributors both in the U.S. and in other countries.

  EIG makes significant use of distributors and sales representatives in marketing its products. However, its specialized customer base of aircraft and jet engine manufacturers and airlines is served primarily by its direct sales engineers.

COMPETITION

  In general, most of the Company's markets are highly competitive. The principal elements of competition for the Company's products are price, product technology, distribution, quality and service.

  EMG's primary competitors in the U.S. floor-care market are few. Although each competitor has a smaller market share, each is a division or subsidiary of a corporation which possesses resources which are equal to or greater than the Company's. There is potential competition from vertically integrated manufacturers of floor-care products that produce their own motor-blowers. Many of these manufacturers would also be potential EMG customers if they decided to outsource their motor production. In Europe, competition comes from a small group of large competitors and numerous small competitors. EMG's specialty metal products business has five specialized product lines that have few competitors. The primary competition is from alternative materials and processes.

  In the markets served by EIG, the Company believes that it is one of the world's largest pressure gauge manufacturers and ranks among the leading U.S. producers of certain measuring and control instruments. It also is one of the leading instrument and sensor suppliers to commercial aviation. Competition is strong and could intensify for certain aerospace products. In the pressure gauge and heavy-vehicle markets served by EIG, only a limited number of companies compete on price and technology. In the process and analytical instruments markets, numerous companies in each market niche compete on the basis of product quality, performance, and innovation. For EIG's chemical and industrial products, competition mainly comes from producers of substitute materials.

SEASONAL VARIATIONS OF BUSINESS

  The Company believes that neither its business as a whole, nor either of its business segments, is subject to significant seasonal variations, although certain individual operations experience some seasonal variability.

RAW MATERIALS

  The Company's business segments obtain raw materials and supplies from a variety of sources, and generally from more than one supplier. However, for EIG, certain items, including various base metals and certain steel components, are available only from a limited number of suppliers. The Company believes its sources and supplies of raw materials are adequate for its needs.

RESEARCH, PRODUCT DEVELOPMENT AND ENGINEERING

  The Company is committed to research, product development, and engineering activities that are designed to identify and develop potential new and improved products or enhance existing products. Research, product development and engineering costs during the six months ended June 30, 1998 were $21.1 million and for the past three years were $34.8 million, $35.9 million and $32.0 million in 1997, 1996 and 1995, respectively. These amounts included Company-funded research and development expenses of $13.6 million for the six months ended June 30, 1998, and $19.5 million, $17.1 million and $15.5 million for 1997, 1996 and 1995, respectively. Such expenditures were directed toward the development of new products and processes, and the improvement of existing products and processes.

PATENTS, LICENSES, AND TRADEMARKS

  The Company owns numerous unexpired U.S. patents, and foreign patents, including counterparts of its more important U.S. patents, in the major industrial countries of the world. The Company is a licensor or licensee under patent agreements of various types, and its products are marketed under various registered and unregistered U.S. and foreign trademarks and trade names. However, the Company does not consider any single patent or trademark, or any group thereof, essential either to its business as a whole or to either of its business segments.

The annual royalties received or paid under license agreements are not significant to either of its business segments or to the Company's overall operations.

EMPLOYEES

  At June 30, 1998, the Company employed approximately 7,500 individuals, of which approximately 2,800 were covered by collective bargaining agreements.

PROPERTIES

  The Company has 41 operating plant facilities in 14 U.S. states and eight foreign countries. Of these facilities, 30 are owned by the Company and 11 are leased. The properties owned by the Company consist of approximately 414 acres, of which approximately 3.5 million square feet are under roof. Under lease is a total of approximately 709,000 square feet. The leases expire over a range of years from 1999 to 2009, with renewal options for varying terms contained in most of the leases. Production facilities in Taiwan and China provide the Company with additional production capacity through the Company's 50% ownership in a joint venture. The Company's executive offices in Paoli, PA occupy approximately 34,000 square feet under a lease that will expire in 2002.

  The Company's machinery, plants, and offices are in satisfactory operating condition and are adequate for the uses to which they are put. The operating facilities of the Company by business segment are summarized in the following table:

                                             NUMBER OF            SQUARE FEET
                                          PLANT FACILITIES        UNDER ROOF
                                          ------------------   -----------------
                                           OWNED     LEASED      OWNED   LEASED
                                          --------  --------   --------- -------
EIG......................................        15         2  1,773,000 298,000
EMG......................................        15         9  1,745,000 411,000
                                           --------  --------  --------- -------
Total....................................        30        11  3,518,000 709,000
                                           ========  ========  ========= =======

LEGAL PROCEEDINGS

  The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, no material legal proceedings are pending to which the Company, or any of its property, is subject.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding executive officers and directors of AMETEK.

   NAME                     AGE         POSITIONS AND OFFICE WITH AMETEK
   ----                     ---         --------------------------------
                                Chairman of the Board and Chief Executive
Walter E. Blankley.........  62 Officer
Frank S. Hermance..........  49 President and Chief Operating Officer
                                Executive Vice President--Chief Financial
John J. Molinelli..........  51 Officer
Albert J. Neupaver.........  47 President--EMG
Robert W. Chlebek..........  54 President--EIG
Philip A. Goodrich.........  41 Senior Vice President-Corporate Development
Robert R. Mandos, Jr.......  40 Vice President and Comptroller
Deirdre D. Saunders........  51 Vice President and Treasurer
Donna F. Winquist..........  49 Vice President, Corporate Counsel and Secretary
Lewis G. Cole..............  67 Director
Helmut N. Friedlaender.....  85 Director
Sheldon S. Gordon..........  62 Director
Charles D. Klein...........  60 Director
James R. Malone............  55 Director
David P. Steinmann.........  57 Director
Elizabeth R. Varet.........  54 Director

  Walter E. Blankley has been Chairman of the Board of AMETEK since April 27, 1993. He was elected a Director and President and Chief Executive Officer of AMETEK on April 26, 1990. He has been with AMETEK since 1960. Mr. Blankley is also a Director of AMCAST Industrial Corporation and CDI Corporation.

  Frank S. Hermance was elected President and Chief Operating Officer on November 21, 1996. He previously had been Executive Vice President and Chief Operating Officer since January 1, 1996 and prior to that he served as President of the former Precision Instruments Group (now EIG), a position he was elected to on September 23, 1994. He joined AMETEK as a Group Vice President in November 1990. Mr. Hermance is also Director of CTB International Corp., a manufacturer of animal agricultural systems and grain storage equipment.

  John J. Molinelli was elected Executive Vice President--Chief Financial Officer on April 22, 1998. Previously he had served as Senior Vice President-- Chief Financial Officer since April 29, 1994 and as Vice President and Comptroller of AMETEK since April 1993. He was elected Comptroller in 1991.

  Albert J. Neupaver was elected President of EMG on January 10, 1997, and was elected President of the former Industrial Materials Group on September 23, 1994. Previously he served as a Group Vice President since May 1994. He was elected Vice President of AMETEK in 1991.

  Robert W. Chlebek joined AMETEK as President of the former Precision Instruments Group (now EIG) on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. ("Philips") since 1993. Previously he held general management positions with Philips.

  Philip A. Goodrich joined AMETEK as Senior Vice President--Corporate Development on August 28, 1996. Prior to joining AMETEK, Mr. Goodrich had been Vice President of Corporate Development at General Signal Corporation for five years.

  Robert R. Mandos, Jr. was elected Vice President and Comptroller of AMETEK on April 22, 1998; he has been Comptroller of AMETEK since April 1, 1996. He served as Director of Financial Information at corporate headquarters from November 1, 1995 to March 31, 1996 and Division Vice President--Finance for the multiplant operations of the U.S. Gauge Division from February 1, 1992 to October 31, 1995.

  Deirdre D. Saunders was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993. Ms. Saunders joined AMETEK in 1987 as Assistant Treasurer.

  Donna F. Winquist was elected Vice President on July 30, 1997. She became Corporate Secretary effective May 1, 1997 while retaining her responsibilities as Corporate Counsel to which position she was appointed in December 1994.

  Lewis G. Cole was elected a director of AMETEK in 1987. He is a partner at Stroock & Stroock & Lavan LLP, which he joined in 1958.

  Helmut N. Friedlaender was elected a director of AMETEK in 1955. He is a private investor. Mr. Friedlaender was a financial adviser to the late Mr. William Rosenwald and his family and was a director of American Securities Corporation.

  Sheldon S. Gordon was elected a director of AMETEK in 1989. Mr. Gordon has been Chairman of Union Bancaire Privee International, Inc. since May 1996. He was a General Partner of The Blackstone Group, L.P. from April 1991 to May 1995 and a Limited Partner until May 1996. He is a director of Anangel-American Shipholdings Limited and Energy Venturers, Inc.

  Charles D. Klein was elected a director of AMETEK in 1980. Mr. Klein is a financial adviser to the Estate of Mr. William Rosenwald and his family and a Managing Director of American Securities, L.P.

  James R. Malone was elected a director of AMETEK in 1994. Mr. Malone has been Chairman of the Board of HMI Industries, Inc. since December 1996 and Chairman of the Board of Intek Capital Corporation since September 1990. From January 1996 to February 1997, Mr. Malone was Chairman of the Board of Anchor Resolution Corp. (formerly Anchor Glass Container Corp.). Mr. Malone was President and Chief Executive Officer of Anchor Glass Container Corp. from May 1993 to January 1996 and was Chairman, President and Chief Executive Officer of Grimes Aerospace Co. from September 1990 to May 1993. Mr. Malone is also a director of AmSouth Bank N.A.

  David P. Steinmann was elected a director of AMETEK in 1993. He is a Managing Director of American Securities, L.P.

  Elizabeth R. Varet was elected a director of AMETEK in 1987. Ms. Varet has been Chief Executive Officer of the organization responsible for management of the investment and philanthropic activities of the William Rosenwald family and is a Managing Director of American Securities, L.P.

                  DESCRIPTION OF THE AMENDED CREDIT FACILITY

  In 1996, AMETEK amended and restated its $195.0 million Existing Credit Facility. In anticipation of the Private Offering, AMETEK entered into the Amended Credit Facility to, among other things, release all existing subsidiary guarantors and to permit the Company to effect the Tender Offer, the Consent Solicitation and the Private Offering. The Amended Credit Facility provides borrowing availability of up to $195.0 million, with a final maturity of July 31, 2002. The following is a summary description of the principal terms of the Amended Credit Facility and is subject to, and qualified in its entirety by reference to, the definitive Amended Credit Facility.

  Interest Rate. Outstanding loans under the Amended Credit Facility are subject to a combination of a fixed rate and a negotiated spread over LIBOR, which are identical to the interest rates applicable under the Existing Credit Facility. At June 30, 1998, AMETEK had $139.7 million of revolving credit loans outstanding under the Existing Credit Facility, at a blended rate of 6.38%.

  Covenants. The Amended Credit Facility contains reporting covenants, other customary affirmative covenants, and various negative covenants, including, but not limited to, certain limitations on mergers, sales of assets, acquisitions above a certain dollar amount, incurrence of liens, investments, incurrence of indebtedness, dividends, leases and affiliate transactions. The Amended Credit Facility also contains certain financial covenants, including a fixed charge coverage ratio, a leverage ratio and a consolidated indebtedness to consolidated EBITDA ratio.

  Events of Default. The Amended Credit Facility contains customary events of default, including without limitation, defaults for nonpayment of principal when due, nonpayment of interest and fees, if such nonpayment continues for more than three business days, material misrepresentations, default in the performance of any negative covenant, default in the performance of any other term or covenant, bankruptcy or insolvency, change of control, unstayed judgments in excess of a certain amount, and cross-defaults to indebtedness equal to or in excess of a certain amount in the aggregate for the Company or any subsidiary, which default would permit the holders of such indebtedness to cause the debt to become due prior to its stated maturity.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Exchange Notes offered hereby will be issued as a separate series under the Indenture dated as of July 17, 1998 (the "Indenture"), between the Company and Chase Manhattan Trust Company, National Association, as Trustee (the "Trustee"). The terms of the Private Notes are identical in all material respects to the Exchange Notes, except that (i) the Private Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the applicable Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances) and (ii) the Exchange Notes will not contain certain other restrictions on transfer applicable to Private Notes. As used herein, the term "Notes" includes the Private Notes and the Exchange Notes. Except as set forth above, the terms of the Exchange Notes are identical in all material respects to the Private Notes.


  The following is a summary of certain provisions of the Indenture and the Notes (including the Private Notes and the Exchange Notes), a copy of which Indenture and the form of Notes is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth under "--Certain Definitions." As used in this section, the term "Company" refers to AMETEK, Inc.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, payment of interest may be made by check mailed to the addresses of the Holders as such addresses appear in the Note register.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Notes will be unsecured senior obligations of the Company, limited to $275,000,000 aggregate principal amount (of which $225,000,000 was issued in the Private Offering), and will mature on July 15, 2008. The Exchange Notes will bear interest at the rate per annum shown on the cover page hereof from July 17, 1998 or from the most recent date to which interest has been paid or provided for, payable semi-annually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing January 15, 1999. The Company will pay interest on overdue principal at 1.0% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION

  The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days' but not more than 60 days' prior notice mailed to the registered address of each Holder, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 25 basis points, plus in the case of each of clauses (i) and (ii) above accrued interest to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

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

  "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes (and that is not callable prior to maturity) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm., New York City time, on the third Business Day preceding such redemption date.

  "Reference Treasury Dealer" means Salomon Brothers Inc and any other nationally recognized investment banking firm appointed by the Company that is a primary U.S. Government securities dealer in New York City.

  "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

  The indebtedness evidenced by the Notes will be unsecured obligations of the Company ranking pari passu with other unsecured, unsubordinated indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company. The Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to all liabilities (including trade payables) of Subsidiaries of the Company.

CERTAIN COVENANTS

  Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or any proceeds therefrom or upon any income or profits therefrom, in order to secure any Indebtedness, without contemporaneously therewith effectively providing that the Notes shall be equally and ratably secured with respect to all such Indebtedness until such time as all such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of the Issue Date; (ii) Liens granted after the Issue Date on any assets or properties of the Company or any of the Subsidiaries created in favor of the Holder of the Notes; (iii) Liens securing Indebtedness of the Company or any of the Subsidiaries which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this covenant; provided, however, that such Liens do not extend to or cover any property or assets of the

Company or any of the Subsidiaries other than the property or assets securing the Indebtedness being refinanced and the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution or as replacements for any Liens permitted by the preceding clauses (i) through
(iv), provided, that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the assets encumbered by the otherwise permitted Lien which is being replaced.

  Notwithstanding the foregoing, the Company or any Subsidiary may, without securing any of the Notes, create, incur or suffer to exist Liens which would otherwise be subject to the restriction set forth in the preceding paragraph if, after giving effect thereto and at the time of determination, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets.

  Limitation on Sale/Leaseback Transactions. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction (except for Sale/Leaseback Transactions (i) entered into prior to the Issue Date or (ii) involving the sale and leasing back of any property or asset by a Subsidiary of the Company to the Company or (iii) involving leases for less than three years or (iv) in which the lease for the property or assets is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset), unless (a) the Company or such Subsidiary would be entitled under the covenant described above under "--Certain Covenants-- Limitations on Liens" to create, incur or suffer to exist a Lien on the property or asset to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the Notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied within 180 days of such sale to the purchase or acquisition (or, in the case of real property, the construction) of assets of the Company or a Subsidiary.

  Merger and Consolidation. The Indenture will provide that the Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person ( the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

  Future Guarantors. The Company shall cause each Subsidiary that at any time becomes an obligor or guarantor with respect to any obligations under one or more Bank Credit Agreements to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor will be permitted to consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. In the event all of the Capital Stock of a Subsidiary Guarantor is disposed of by the Company, whether by merger, consolidation, sale or otherwise, the Subsidiary Guaranty will be released.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "-- Limitations on Liens," "--Limitation on Sale/Leaseback Transactions" and "-- Merger and Consolidation," (iv) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (v) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25 million (the "cross-acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),
(vii) any judgment or decree for the payment of money in excess of $25 million is rendered against the Company or a Significant Subsidiary, remains outstanding following such judgment and is not discharged, waived or stayed within 60 days after entry of such judgment or decree (the "judgment default provision"), or (viii) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty or the Indenture) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clause (iii) or (iv) will not constitute an Event of Default until the Trustee or the Holders of 25.0% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iii) and (iv) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25.0% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note,
(vi) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or any Subsidiary Guaranty or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Notes, to release Subsidiary Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross-acceleration provision, and the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv), (v), (vi) (with respect only to Significant Subsidiaries) or (vii) under "--Defaults" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  Chase Manhattan Trust Company, National Association, is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Attributable Liens" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the lesser of (a) the fair market value of the assets subject to such Sale/Leaseback Transaction and (b) the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Bank Credit Agreements" means the Amended Credit Facility and any other bank credit agreement or similar facility entered into in the future by the Company or any Subsidiary, as any of the same may be amended, supplemented, waived, modified, extended, renewed, refunded, restructured, restated, refinanced or replaced from time to time.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Consolidated Net Tangible Assets" means, as at the time of determination, the aggregate amount of assets of the Company and the Subsidiaries after deducting therefrom (i) all current liabilities of the Company and the Subsidiaries, except for (a) notes and loans payable, (b) current maturities of long-term debt (including debt having a maturity of less than 12 months from the date of determination but which by its terms is renewable or extendable beyond 12 months from the date of determination at the option of the obligor) and (c) current maturities of obligations under Capital Leases; and (ii) goodwill, trademarks, patents, minority interests of others and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company and the Subsidiaries secured by Liens not otherwise permitted by the first sentence under the covenant described under "--Certain Covenants--Limitation on Liens" above, and (ii) Attributable Liens of the Company and the Subsidiaries in respect of Sale/Leaseback Transactions entered into after the Issue Date, other than Sale/Leaseback Transactions permitted by the limitation on Sale/Leaseback Transactions set forth under the covenants described under "--Certain Covenants--Limitation on Sale/Leaseback Transactions" above. For purposes of determining whether or not a Sale/Leaseback Transaction is "permitted" by the covenant described under "--Certain Covenants--Limitation on Sale/Leaseback Transactions," the last paragraph under the covenant described in "Limitation on Liens" above (creating an exception for Exempted Debt) will be disregarded.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Guaranty" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Indebtedness" means, with respect to any Person, without duplication, (i) any obligation of such Person relating to any indebtedness of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such Person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such Person, (C) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (D) with respect to letters of credit or bankers' acceptances issued for the account of such Person or performance, surety or similar bonds, (E) for the payment of money relating to a Capital Lease obligation or (F) under interest rate caps or similar agreements and foreign exchange contracts or agreements; (ii) any liability of others of the kind described in the preceding clause (i) which such Person has Guaranteed or which is otherwise its legal liability; and (iii) any and all deferrals, renewals, extensions and refundings of, or amendments, modification or supplements to, any liability of the kind described in either of the preceding clauses (i) or (ii).

  "Issue Date" means the date on which the Notes are originally issued.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Permitted Liens" means (i) Liens securing Indebtedness arising under Bank Credit Agreements; provided, however, that such Liens do not extend to or cover any property or assets of the Company or the Subsidiaries other than the capital stock of any Subsidiary and any proceeds thereof; (ii) Liens on any asset of the Company or any Subsidiary, or any joint venture to which the Company or any of the Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancing, replacements or refundings of such obligations; (iii)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property (including shares of stock) at the time of acquisition by the Company or a Subsidiary whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach so long as such Liens do not extend to any other asset or property of the Company or the Subsidiaries; provided, however, that with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (iv) Liens in favor of customs and revenues arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (v) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (vi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
(vii) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Company under interest swap obligations and currency agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company from fluctuations in interest rates, currencies or the price of commodities; (viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business; (ix) Liens in favor of the Company or any Subsidiary; (x) Liens to secure Indebtedness of joint ventures in which the Company or any Subsidiary has an interest, to the extent such Liens are solely on property or assets of, or equity interests in, such joint ventures and (xi) Liens on accounts receivable in connection with the sale or other disposition for cash of such receivables pursuant to an asset securitization facility or similar transaction.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

  "Significant Subsidiary" means, at any date of determination, (i) any Subsidiary that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Subsidiaries or (b) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Subsidiaries, and (ii) for purposes of the provisions described under "Events of Default," any other Subsidiary that when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (v), (vi) or (vii) in the first paragraph under "Events of Default" has occurred, together with their respective Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (i) of this sentence, all as set forth on the consolidated financial statements of the Company and the Subsidiaries for such year prepared in conformity with GAAP.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

  "Subsidiary Guarantor" means any subsidiary that has issued a Subsidiary Guaranty.

  "Subsidiary Guaranty" means a Guaranty by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                         BOOK ENTRY; DELIVERY AND FORM

  The Exchange Notes sold will initially be issued in the form of one or more global certificates (the "Global Exchange Notes"). The Global Exchange Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Notes directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (collectively, the "indirect participants"). Holders who are not participants may own securities held by or on behalf of the Depository only through participants or indirect participants.

  Upon the issuance of the Global Exchange Notes, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Notes represented by such Global Exchange Notes to the accounts of participants. Ownership of beneficial interests in the Global Exchange Notes will be limited to participants or persons that may hold interests through participants. Any person acquiring an interest in the Global Exchange Note through an offshore transaction in reliance on Regulation S may hold such interest through the Euroclear System or Cedel Bank, societe anonyme. Ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Exchange Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Notes.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Exchange Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Exchange Notes will not be entitled to have the Exchange Notes represented by the Global Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Notes desires to take any action that the Depository, as the holder of the Global Exchange Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Exchange Notes represented by the Global Exchange Notes registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Notes.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Exchange Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Exchange Notes owning through such participants.

  Unless and until they are exchanged in whole or in part for certificated Exchange Notes in definitive form, the Global Exchange Notes may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The Exchange Notes represented by the Global Exchange Notes are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Exchange Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Exchange Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days,
(ii) the Company in its discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Notes or (iii) an Event of Default has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Exchange Notes are not exchangeable, except for Global Exchange Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY PAYMENT

  The Indenture requires that payments in respect of Exchange Notes (including principal and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The Exchange Notes will clear in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Exchange Notes that is effected through the Depository will therefore be required by the Depository to settle in immediately available funds.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on July 17, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement on July 17, 1998. The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use reasonable efforts to issue, on or prior to 20 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer, and (iv) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement prior to the later of (w) 60 days after the Closing Date or (x) 30 days after such filing obligation arises, and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the later of (y) 150 days after the Closing Date or (z) 90 days after such obligation arises; provided that if the Company has not consummated the Exchange Offer within 180 days of the Closing Date, then the Company will, upon the request of any holder of Private Notes, file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Closing Date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Closing Date or such shorter period that will terminate when all the Transfer Restricted Notes (as defined) covered by the Shelf Registration Statement have been sold pursuant thereto.

  A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

  If (a) the Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (b) the Company fails to consummate the Exchange Offer within 20 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (c) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but, thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.25% per annum and will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.00% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

  Following the consummation of the Exchange Offer, holders of Private Notes who were eligible to participate in the Exchange Offer but who did not tender their Private Notes will not have any further registration rights and such Private Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Private Notes could be adversely affected.

  If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Private Notes notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) it is a broker-dealer and owns Private Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes by the holders thereof. The Company will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Private Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  Under existing Commission interpretations, the Transfer Restricted Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each Noteholder who wishes to exchange such Private Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes, and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $225,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
      ,          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company reserves the right, in its sole discretion, to extend the Exchange Offer. In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice,
(ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five- to ten- business-day period.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Exchange Notes will accrue from the date of issuance of the Private Notes (July 17, 1998) and will be payable semiannually on January 15 and July 15 of each year, commencing January 15, 1999, at the rate of 7.20% per annum. Holders of Private Notes that are accepted for exchange will receive, in cash, accrued interest from the Closing Date to, but not including the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on January 15, 1999. Interest on the Private Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth under "Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  THE TENDER BY A HOLDER THAT IS NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE WILL CONSTITUTE AN AGREEMENT BETWEEN SUCH HOLDER AND THE COMPANY IN ACCORDANCE WITH THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  Any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five- to ten- business-day period.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144 or Rule 144A under the Securities Act or pursuant to another exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

RESALE OF THE EXCHANGE NOTES

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and that such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.


ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

EXCHANGE AGENT

  Chase Manhattan Trust Company, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal, and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              CHASE MANHATTAN TRUST COMPANY, NATIONAL ASSOCIATION

   By Registered or Certified Mail:        By Hand or Overnight Delivery:
    Chase Manhattan Trust Company,         Chase Manhattan Trust Company,
         National Association                   National Association
     701 Market Street, 5th Floor           701 Market Street, 5th Floor
        Philadelphia, PA 19106                 Philadelphia, PA 19106
      Attn: Global Trust Services            Attn: Global Trust Services

            By Facsimile for Eligible Institutions: (215) 553-0933

                    Confirmed by Telephone: (215) 553-1764

  Delivery to an address other than set forth above will not constitute a valid delivery.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of 180 days after the Expiration Date. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. In
addition, until      , 1998 (90 days after the commencement of the Exchange
Offer), all dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Private Notes for Exchange Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  The exchange of the Private Notes for Exchange Notes should not be a taxable event to holders of Notes for United States federal income tax purposes. The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Private Notes and because the exchange will occur by operation of the terms of the Private Notes. If, however, the exchange of the Private Notes for the Exchange Notes were treated as an exchange for United States federal income tax purposes, such exchange should constitute a non-taxable recapitalization for United States federal income tax purposes. Accordingly, the Exchange Notes should have the same issue price as the Private Notes, and a holder should have the same adjusted tax basis and holding period in the Exchange Notes as the holder had in the Private Notes immediately before the exchange.

                             ERISA CONSIDERATIONS

  Each of the Company and its affiliates and the Trustee may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to the Company's employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Exchange Notes with assets of any Plan should consult with its counsel. The purchase and/or holding of Exchange Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, the Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Exchange Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts), or PTCE 95-23 (an exemption for certain transactions determined by an in-house asset manager).

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of AMETEK, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  AMETEK is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other matters. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material, as well as of the Indenture and the Registration Rights Agreement, can also be obtained from the Company upon request. The principal offices of AMETEK are located at Station Square, Paoli, Pennsylvania 19301, and the telephone number is (610) 647-2121.

  The Indenture provides that AMETEK shall file with the Trustee and provide Noteholders, within 15 days after filing with the Commission, copies of their annual reports and the information, documents and other reports that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. To the extent permitted by the Exchange Act, AMETEK shall continue to file with the Commission and provide the Trustee and Noteholders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that AMETEK is not permitted to file such reports, documents and information with the Commission or AMETEK has subsidiaries that individually or in the aggregate would be deemed to be "significant subsidiaries" (as defined in Rule 1-02 (w) of Regulation S-X, as in effect at the Issue Date), AMETEK will provide substantially similar information with respect to itself and its subsidiaries to the Trustee, Noteholders and prospective Noteholders (upon written request) as if AMETEK were subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

  The Company has filed with the Commission this Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of the material elements of such contract, agreement or document, and with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Audited Consolidated Financial Statements
  Report of Independent Auditors..........................................  F-2
  Consolidated Statement of Income for the years ended December 31, 1997,
   1996 and 1995..........................................................  F-3
  Consolidated Balance Sheet at December 31, 1997 and 1996................  F-4
  Consolidated Statement of Stockholders' Equity for the years ended
   December 31, 1997, 1996 and 1995.......................................  F-5
  Consolidated Statement of Cash Flows for the years ended December 31,
   1997, 1996 and 1995....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Unaudited Consolidated Financial Statements
  Consolidated Statement of Income for the six months ended June 30, 1998 and 1997............................................................... F-26
  Consolidated Balance Sheet at June 30, 1998 and December 31, 1997....... F-27
  Condensed Consolidated Statement of Cash Flows for the six months ended
   June 30, 1998 and 1997................................................. F-28
  Notes to Unaudited Consolidated Financial Statements.................... F-29

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.:

  We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Philadelphia, PA
January 21, 1998

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Net sales.................................  $  847,761  $  800,011  $  781,847
                                            ----------  ----------  ----------
Expenses:
  Cost of sales (excluding depreciation)..     661,578     627,006     611,036
  Selling, general and administrative.....      67,058      64,320      67,313
  Depreciation............................      27,170      25,842      24,819
                                            ----------  ----------  ----------
    Total expenses........................     755,806     717,168     703,168
                                            ----------  ----------  ----------
Operating income..........................      91,955      82,843      78,679
Other income (expenses):
  Interest expense........................     (18,181)    (19,061)    (20,175)
  Other, net..............................       4,420       2,600         101
                                            ----------  ----------  ----------
Income from continuing operations before
 income taxes.............................      78,194      66,382      58,605
Provision for income taxes................      27,930      23,310      21,721
                                            ----------  ----------  ----------
Income from continuing operations.........      50,264      43,072      36,884
Discontinued operations, net of taxes:
  Income from discontinued operations.....       5,092       8,118       7,652
  Gain on sale of discontinued operation..         --          --       10,420
  Costs associated with disposition of
   discontinued operation.................      (4,943)        --          --
                                            ----------  ----------  ----------
Income before extraordinary item..........      50,413      51,190      54,956
Extraordinary loss on early extinguishment
 of debt, net of taxes....................         --          --       (2,676)
                                            ----------  ----------  ----------
Net income................................  $   50,413  $   51,190  $   52,280
                                            ==========  ==========  ==========
Basic earnings (loss) per share:
  Income from continuing operations.......  $     1.53  $     1.32  $     1.10
  Discontinued operations:
    Income from discontinued operations...         .15         .25         .23
    Gain on sale of discontinued
     operation............................         --          --          .31
    Costs associated with disposition of
     discontinued operation...............        (.15)        --          --
                                            ----------  ----------  ----------
  Income before extraordinary item........        1.53        1.57        1.64
  Extraordinary loss on early
   extinguishment of debt.................         --          --         (.08)
                                            ----------  ----------  ----------
    Total.................................  $     1.53  $     1.57  $     1.56
                                            ==========  ==========  ==========
Diluted earnings (loss) per share:
  Income from continuing operations.......  $     1.49  $     1.30  $     1.08
  Discontinued operations:
    Income from discontinued operations...         .15         .24         .23
    Gain on sale of discontinued
     operation............................         --          --          .31
    Costs associated with disposition of
     discontinued operation...............        (.15)        --          --
                                            ----------  ----------  ----------
  Income before extraordinary item........        1.49        1.54        1.62
  Extraordinary loss on early
   extinguishment of debt.................         --          --         (.08)
                                            ----------  ----------  ----------
    Total.................................  $     1.49  $     1.54  $     1.54
                                            ==========  ==========  ==========
Average common shares outstanding:
  Basic shares............................  32,916,915  32,670,726  33,426,436
                                            ==========  ==========  ==========
  Diluted shares..........................  33,879,409  33,308,058  34,008,309
                                            ==========  ==========  ==========

                            See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $    684  $  2,354
  Marketable securities....................................    9,278     6,441
  Receivables, less allowance for possible losses..........  134,662   117,692
  Inventories..............................................   85,116    86,531
  Deferred income taxes....................................   11,387    11,007
  Other current assets.....................................    7,342     5,287
                                                            --------  --------
    Total current assets...................................  248,469   229,312
Property, plant and equipment, net.........................  186,350   174,808
Intangibles, investments and other assets..................  120,384    95,048
Net assets of discontinued operations......................      --     29,707
                                                            --------  --------
                                                            $555,203  $528,875
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
   debt.................................................... $ 13,571  $ 31,845
  Accounts payable.........................................   75,606    74,220
  Income taxes payable.....................................   20,562    10,148
  Accrued liabilities......................................   68,990    62,724
                                                            --------  --------
    Total current liabilities..............................  178,729   178,937
Long-term debt.............................................  152,293   150,333
Deferred income taxes......................................   29,970    33,493
Other long-term liabilities................................   35,164    36,614
Stockholders' equity:
  Preferred stock, $.01 par value; authorized: 5,000,000
   shares; none issued.....................................      --        --
  Common stock, $.01 par value; authorized: 100,000,000
   shares; issued: 1997--33,233,160 shares; 1996--
   34,208,095 shares.......................................      332       342
  Capital in excess of par value...........................    3,146     1,190
  Retained earnings........................................  182,935   157,843
                                                            --------  --------
                                                             186,413   159,375
  Net unrealized losses....................................  (21,887)  (15,375)
  Less: Cost of shares held in treasury: 1997--233,000
   shares; 1996--1,502,617 shares..........................   (5,479)  (14,502)
                                                            --------  --------
    Total stockholders' equity.............................  159,047   129,498
                                                            --------  --------
                                                            $555,203  $528,875
                                                            ========  ========

                            See accompanying notes.

                                  AMETEK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
CAPITAL STOCK
 Preferred Stock................................. $    --   $    --   $    --
                                                  --------  --------  --------
 Common Stock, $.01 par value
  Balance at the beginning of the year...........      342       349       372
  Common stock retirement, net of shares issued..      (10)       (7)      (23)
                                                  --------  --------  --------
    Balance at the end of the year...............      332       342       349
                                                  --------  --------  --------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at the beginning of the year...........    1,190       783     7,382
  Employee stock option, savings and award
   plans.........................................    4,788     2,943     2,062
  Common stock retirement........................   (2,832)   (2,536)   (8,661)
                                                  --------  --------  --------
    Balance at the end of the year...............    3,146     1,190       783
                                                  --------  --------  --------
RETAINED EARNINGS
  Balance at the beginning of the year...........  157,843   124,503   111,150
  Net income.....................................   50,413    51,190    52,280
  Cash dividends paid............................   (7,906)   (7,853)   (7,983)
  Common stock retirement........................   (7,882)   (9,997)  (30,944)
  Disposition of Water Filtration Business.......   (9,533)      --        --
                                                  --------  --------  --------
    Balance at the end of the year...............  182,935   157,843   124,503
                                                  --------  --------  --------
NET UNREALIZED LOSSES
 Foreign currency translation:
  Balance at the beginning of the year...........  (13,727)  (15,008)  (16,148)
  Translation adjustments........................   (7,166)    1,281     1,140
  Other..........................................      647       --        --
                                                  --------  --------  --------
    Balance at the end of the year...............  (20,246)  (13,727)  (15,008)
                                                  --------  --------  --------
 Pension liability in excess of unrecognized
  prior service cost:
  Balance at the beginning of the year...........   (2,582)   (4,384)   (4,391)
  Adjustments during the year....................      673     1,802         7
                                                  --------  --------  --------
    Balance at the end of the year...............   (1,909)   (2,582)   (4,384)
                                                  --------  --------  --------
 Other (principally valuation adjustments for
  marketable securities):
  Balance at the beginning of the year...........      934       701      (683)
  (Decrease) increase in marketable securities
   and other.....................................     (666)      233     1,384
                                                  --------  --------  --------
    Balance at the end of the year...............      268       934       701
                                                  --------  --------  --------
    Balance at the end of the year...............  (21,887)  (15,375)  (18,691)
                                                  --------  --------  --------
TREASURY STOCK
  Balance at the beginning of the year...........  (14,502)  (19,885)  (24,502)
  Employee stock option, savings and award
   plans.........................................    3,672     5,383     4,617
  Purchase of treasury stock.....................   (5,375)      --        --
  Retirement of treasury stock...................   10,726       --        --
                                                  --------  --------  --------
    Balance at the end of the year...............   (5,479)  (14,502)  (19,885)
                                                  --------  --------  --------
      Total Stockholders' Equity................. $159,047  $129,498  $ 87,059
                                                  ========  ========  ========

                            See accompanying notes.

                                  AMETEK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Cash provided by (used for):
Operating activities:
  Income from continuing operations.............. $ 50,264  $ 43,072  $ 36,884
  Adjustments to reconcile income from continuing
   operations to net cash provided by continuing
   operations:
    Depreciation and amortization................   32,866    32,659    32,804
    Deferred income taxes........................   (2,116)    2,467     3,957
    Changes in operating working capital:
      Increase in receivables....................  (16,567)   (3,590)   (2,298)
      Decrease in inventories....................    2,143     8,394       543
      (Increase) decrease in other current as-
       sets......................................   (1,722)     (827)    1,334
      Increase (decrease) in payables, accruals
       and income taxes..........................    9,623    (6,481)  (17,633)
    Increase (decrease) in other long-term lia-
     bilities....................................      769    (4,315)    6,103
    Other........................................   (4,080)   (6,695)     (153)
                                                  --------  --------  --------
Cash provided by continuing operations...........   71,180    64,684    61,541
Cash provided by (used for) discontinued opera-
 tions...........................................      160     7,388    (4,163)
                                                  --------  --------  --------
      Total operating activities.................   71,340    72,072    57,378
                                                  --------  --------  --------
Investing activities:
  Additions to property, plant and equipment.....  (41,156)  (39,076)  (29,342)
  Proceeds from sale of assets and discontinued
   operations....................................   10,948     4,009    42,687
  Purchase of businesses and investments.........  (39,297)   (5,785)  (38,281)
  (Increase) decrease in marketable securities
   and other.....................................   (1,127)    1,649     4,293
                                                  --------  --------  --------
      Total investing activities.................  (70,632)  (39,203)  (20,643)
                                                  --------  --------  --------
Financing activities:
  Net change in short-term borrowings............    8,084   (24,357)   54,544
  Repayment of long-term debt....................      --        --    (50,000)
  Repurchases of common stock....................   (5,375)  (12,540)  (39,628)
  Cash dividends paid............................   (7,906)   (7,853)   (7,983)
  Proceeds from stock options....................    7,091     6,953     5,629
  Other..........................................   (4,272)      638       540
                                                  --------  --------  --------
      Total financing activities.................   (2,378)  (37,159)  (36,898)
                                                  --------  --------  --------
Decrease in cash and cash equivalents............   (1,670)   (4,290)     (163)
Cash and cash equivalents:
  Beginning of year..............................    2,354     6,644     6,807
                                                  --------  --------  --------
  End of year.................................... $    684  $  2,354  $  6,644
                                                  ========  ========  ========

                            See accompanying notes.

                                 AMETEK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"). On August 1, 1997, the Company's predecessor, also named AMETEK, Inc. ("Old Ametek") completed the merger of its Water Filtration Business with Culligan Water Technologies, Inc. ("Culligan") in a tax-free transaction valued, on that date, at approximately $172 million, including the assumption by Culligan of $25 million of Old Ametek's debt and issuance of approximately 3.5 million shares of Culligan common stock to stockholders of Old Ametek.

  On July 31, 1997, immediately prior to the merger, Old Ametek transferred all of the assets and liabilities of its non-water filtration businesses, excluding the indebtedness described above, to a wholly owned subsidiary of Old Ametek, Ametek Aerospace Products, Inc. ("New Ametek"). On that date, the shares of New Ametek were distributed to Old Ametek's shareholders on a one-for-one basis (the "Spin-off"), and all shares of Old Ametek common stock held in treasury were cancelled. Effective August 1, 1997, the Culligan shares were issued to the Old Ametek stockholders in exchange for all of their shares of Old Ametek common stock. Immediately after the Spin-off, New Ametek was renamed AMETEK, Inc. (the "Company").

  As a result of the above transaction, the Water Filtration Business is reflected in the accompanying financial statements as a discontinued operation, and the financial information presented for prior periods has been restated on this basis.

  As the successor to Old Ametek, New Ametek continues with AMETEK's businesses, organization, and affairs. In addition, upon completion of the Spin-off and merger, management of the Company reorganized the businesses of the Company into two groups: the Electromechanical Group and the Electronic Instruments Group.

 Basis of Consolidation

  The consolidated financial statements include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

 Cash Equivalents, Securities, and Other Investments

  All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 1997 and 1996, all of the Company's equity securities and fixed income securities (primarily those of a captive insurance subsidiary) were considered available-for-sale. The aggregate market value of such securities at December 31, 1997 and 1996 was: 1997-$16.7 million (which approximates amortized cost), and 1996-$14.9 million ($13.5 million amortized cost). The Company's other investments are accounted for by the equity method.

 Inventories

  Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated

                                 AMETEK, INC.

net proceeds from sales. The excess of the first-in, first-out (FIFO) method over the LIFO value was approximately $35 million at December 31, 1997 and 1996.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

 Revenue Recognition

  The Company's revenues are recorded as products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. The aggregate provisions for estimated warranty costs (not significant in amount) are recorded at the time of sale and periodically adjusted to reflect actual experience.

 Research and Development

  Company-funded research and development costs are charged to operations as incurred and during the past three years were: 1997-$19.5 million, 1996-$17.1 million, and 1995-$15.5 million.

 Earnings Per Share

  In December 1997, the Company adopted the Financial Accounting Standards Board's new rules for calculating and reporting earnings per share. Statement No. 128, "Earnings per Share," replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, the calculation of basic earnings per share is based primarily on the average number of common shares outstanding during the period and excludes any dilutive effects from common stock equivalents. The calculation of diluted earnings per share is similar to the previously reported fully diluted earnings per share, and reflects the dilutive effect of all potentially dilutive securities assuming that they were issued or converted into common stock. Both basic and diluted earnings per share amounts have been presented for all periods shown, and prior periods have been restated, where appropriate, to conform to the Statement No. 128 requirements. The adoption of this new accounting standard resulted in the restatement of average common shares outstanding for use in calculating diluted earnings per share, primarily from outstanding common stock options. For purposes of determining the number of diluted shares outstanding, average shares outstanding for basic earnings per share calculations were increased from the dilutive effect of unexercised stock options, by 962,494 shares for 1997, 637,332 shares for 1996, and 581,873 shares for 1995.

 Foreign Currency Translation

  Assets and liabilities of foreign operations are translated by using exchange rates in effect at the balance sheet date, and their results of operations are translated by using average exchange rates for the year.

  Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Gains and losses from those transactions (not significant in amount) are included in operating results for the year.

 Derivative Financial Instruments

  The Company uses derivative financial instruments from time to time in the management of its interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for

                                 AMETEK, INC.

speculative purposes. Interest rate swap and cap agreements are used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company's exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest expense. Due to the nature of these interest rate swaps and caps, there are no associated gains and losses. Foreign currency option contracts, foreign currency exchange contracts and foreign currency swap agreements may be entered into to mitigate the translation exposure that results from investments in certain foreign subsidiaries. Realized and unrealized gains and losses from these instruments are recognized when the underlying hedged instrument is settled. Foreign currency forward contracts are entered into to hedge specific firm commitments for certain export sales, thereby minimizing the Company's exposure to foreign currency fluctuation. These contracts are entered into for periods generally not to exceed one year. Unrealized gains and losses from these contracts are deferred and are recognized in operations as the related sales or purchases occur. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist, or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item.

  There are no carrying amounts related to the above derivative financial instruments in the consolidated balance sheet and the Company had no significant derivatives outstanding at December 31, 1997.

 Intangible Assets

  The excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over periods of 20 to 30 years. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Patents are being amortized on a straight-line basis over their estimated useful lives of 9 to 17 years. Other acquired intangibles are being amortized on a straight-line basis over their estimated useful lives of 5 to 30 years.

 Reclassifications

  Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2. RESTRUCTURING

  As of December 31, 1997, a balance of $9.5 million remains from a restructuring reserve of $45.1 million established in 1993 (primarily for the Company's Electronic Instruments Group). Since being established in 1993, charges of $35.6 million have been made against the original restructuring reserve, of which $3.4 million was charged in 1997, $7.2 million in 1996, and $25 million prior to 1996. The charges were for costs related to workforce reductions, a facility combination, and asset write-downs. The remaining reserves at December 31, 1997 are primarily for certain pension and employee-related obligations, and are considered adequate. The significant portion of the restructuring actions was completed by the end of 1997, except for the longer-term portion of the employee-related obligations.

3. ACQUISITIONS

  In May 1997, the Company purchased for cash the assets of a small German manufacturer of electric motors and fans. In early June 1997, the Company purchased the test and calibration products business of Technitrol, Inc., consisting of two Technitrol subsidiaries, John Chatillon and Sons, Inc., and Lloyd Instruments, Ltd. In July 1997, the Company purchased a privately held Danish manufacturer of temperature sensors and transmitters, and

                                 AMETEK, INC.

other process instruments; as well as a product line to expand its specialty metal products business. The aggregate cost of these acquisitions totaled approximately $46 million. Included in the aggregate cost was approximately $2 million of debt assumed, and charges of approximately $3.5 million, for the combination and relocation of certain operating facilities related to the test and calibration products acquisition. On March 31, 1995, the Company purchased the heavy-vehicle instrumentation business of privately held Dixson, Inc. for cash.

  The acquisitions mentioned above were accounted for by the purchase method, and, accordingly the results of operations of the acquired businesses are included in the Company's consolidated results from their respective dates of acquisition. The acquisitions would not have had a material effect on sales or earnings for 1997, 1996, or 1995 had they been made at the beginning of the respective periods.

  On March 1, 1995, the Company acquired a 50% ownership interest in a joint venture established with a Taiwanese supplier to manufacture low-cost pressure gauges in China and Taiwan for worldwide markets. The investment is accounted for by the equity method, and the Company's 50% share of the operating results since March 1, 1995 (not significant in amount) is included in the earnings of its domestic gauge manufacturing division.

  The aggregate purchase price of the 1995 acquisition and the investment in the joint venture totaled $40.8 million, consisting of cash paid at closing and deferred payment obligations over periods of up to three years from the date of purchase. The investment in the joint venture is reported with Intangibles, Investments and Other Assets in the accompanying balance sheet.

4. DISCONTINUED OPERATIONS

  The Company completed the merger of its Water Filtration Business into Culligan on August 1, 1997 ("Merger"). The Company's Water Filtration Business consisted of the Plymouth Products Division, a U.S. operation, and three foreign subsidiaries: AMETEK Filters Ltd., a U.K. subsidiary; APIC, S.A., a French subsidiary; and AFIMO, S.A.M., a Monaco subsidiary.

  In connection with the Merger, AMETEK and Culligan entered into certain contractual agreements. Such agreements include a Tax Allocation Agreement, which among other things, set forth each party's rights and obligations with respect to the allocation and payment of certain taxes for periods before and after the Spin-off, as well as related matters, such as the allocation of responsibility for the filing of any tax returns and the conduct of audits by taxing authorities; a Trademark Agreement, that governs the use of trademarks and trade names of AMETEK; an Indemnification Agreement that governs certain indemnification matters among the parties; and a Transition Services Agreement which sets forth the obligation of AMETEK to provide Culligan with certain transition-related services and support.

  On May 18, 1995, the Company sold its foam packaging business (Microfoam Division) for approximately $37 million in cash. The sale of the assets of Microfoam, after providing for certain costs related to the sale, resulted in a second quarter 1995 gain of $10.4 million, net of taxes of $6.4 million.

                                 AMETEK, INC.

  The Company's financial statements for prior periods have been restated to report the above mentioned divestitures as discontinued operations. Summary operating results of discontinued operations were as follows:

                                                            (IN THOUSANDS)
                                                        -----------------------
                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
WATER FILTRATION BUSINESS:
Net Sales.............................................. $44,754 $68,650 $55,643
                                                        ======= ======= =======
Income before income taxes............................. $ 7,977 $12,278 $10,652
Provision for income taxes.............................   2,885   4,160   3,779
                                                        ------- ------- -------
Net Income............................................. $ 5,092 $ 8,118 $ 6,873
                                                        ======= ======= =======
FOAM PACKAGING BUSINESS:
Net Sales.............................................. $    -- $    -- $12,153
                                                        ======= ======= =======
Income before income taxes............................. $    -- $    -- $ 1,291
Provision for income taxes.............................      --      --     512
                                                        ------- ------- -------
Net Income............................................. $    -- $    -- $   779
                                                        ======= ======= =======
TOTAL DISCONTINUED OPERATIONS:
Net Sales.............................................. $44,754 $68,650 $67,796
                                                        ======= ======= =======
Income before income taxes............................. $ 7,977 $12,278 $11,943
Provision for income taxes.............................   2,885   4,160   4,291
                                                        ------- ------- -------
Income from discontinued operations.................... $ 5,092 $ 8,118 $ 7,652
                                                        ======= ======= =======

  Also reported with the results of the discontinued Water Filtration Business in the accompanying consolidated Statement of Income, is a third quarter 1997 provision of $4.9 million, net of tax benefits of $1.1 million, for the one-time costs of the Spin-off and Merger.

                                  AMETEK, INC.

5. OTHER BALANCE SHEET INFORMATION

                                                             (IN THOUSANDS)
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
INVENTORIES
  Finished goods and parts................................ $  19,515  $  23,410
  Work in process.........................................    23,059     20,714
  Raw materials and purchased parts.......................    42,542     42,407
                                                           ---------  ---------
                                                           $  85,116  $  86,531
                                                           =========  =========
PROPERTY, PLANT AND EQUIPMENT, at cost
  Land.................................................... $   9,343  $   8,645
  Buildings...............................................    95,183     86,607
  Machinery and equipment.................................   338,926    320,816
                                                           ---------  ---------
                                                             443,452    416,068
  Less accumulated depreciation...........................  (257,102)  (241,260)
                                                           ---------  ---------
                                                           $ 186,350  $ 174,808
                                                           =========  =========
INTANGIBLES, INVESTMENTS AND OTHER ASSETS
  Intangibles, at cost:
    Patents............................................... $  21,448  $  20,698
    Goodwill..............................................    57,874     30,662
    Other acquired intangibles............................    47,145     47,777
    Less accumulated amortization.........................   (64,551)   (60,546)
                                                           ---------  ---------
                                                              61,916     38,591
  Investments.............................................    34,833     36,437
  Other...................................................    23,635     20,020
                                                           ---------  ---------
                                                           $ 120,384  $  95,048
                                                           =========  =========
ACCRUED LIABILITIES
  Accrued employee compensation and benefits.............. $  22,693  $  22,548
  Restructuring...........................................     3,480      5,556
  Other...................................................    42,817     34,620
                                                           ---------  ---------
                                                           $  68,990  $  62,724
                                                           =========  =========

ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE

                                                           (IN THOUSANDS)
                                                       ------------------------
                                                        1997     1996     1995
                                                       -------  -------  ------
  Balance at beginning of year........................ $ 5,375  $ 6,358  $3,906
  Additions charged to expense........................   1,039      150   2,708
  Recoveries credited to allowance....................      49       38       6
  Write-offs..........................................  (2,628)  (1,212)   (417)
  Currency translation adjustment and other...........      97       41     155
                                                       -------  -------  ------
  Balance at end of year.............................. $ 3,932  $ 5,375  $6,358
                                                       =======  =======  ======

                                 AMETEK, INC.

6. LONG-TERM DEBT

  At December 31, 1997 and 1996, long-term debt consisted primarily of $150 million in 9 3/4% Senior Notes due 2004. The annual future payments required by the terms of the long-term debt for the next five years are not significant. The Senior Note agreement was amended in June 1997, by the consent of a majority of noteholders, to permit the spin-off and merger of the Company's Water Filtration Business into Culligan.

  In connection with the replacement of its Bank Credit Agreement in August 1995, AMETEK recorded a third quarter 1995 noncash extraordinary charge of $2.7 million (net of tax benefits of $1.7 million), or $.08 per share, for the write-off of deferred debt issuance costs related to the previous bank credit agreement.

  On September 12, 1996, AMETEK amended its $195 million Bank Credit Agreement, extending the maturity of the facility by one year, to 2001. In addition, the amended agreement provided somewhat greater financial flexibility, and slightly lower interest rates and fees on the overall credit facility. The Bank Credit Agreement was subsequently amended on May 9, 1997, to provide for the assumption by Culligan of $25 million of the Company's debt in connection with the Merger of the Water Filtration Business into Culligan. Also, in May 1997, the agreement was further amended to ease certain restrictive covenants relating to acquisitions, among other things. A December 1997 amendment permits reacquired shares of the Company's common stock to be retained in its treasury or be retired, at the Company's election, and also permitted the January 1998 acquisition of Rotron.

  Among other things, the agreements place certain restrictions on cash payments, including the payment of cash dividends. At December 31, 1997, retained earnings of approximately $12 million were not subject to the dividend limitation.

  Interest rates on outstanding loans under the Bank Credit Agreement are based on the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR, or prime. Under the Bank Credit Agreement, at December 31, 1997, the Company had $7.4 million in revolving credit loans outstanding at a blended interest rate of 6.6%.

  Foreign subsidiaries of the Company had lines of credit with European banks of approximately $20.2 million, of which $5.5 million was outstanding at December 31, 1997. The revolving credit loans, along with the foreign bank borrowings totaling $5.5 million at December 31, 1997, are classified on the accompanying balance sheet as short-term borrowings. The weighted average interest rate on all short-term borrowings outstanding at December 31, 1997 was 7.3%. The Company also had outstanding letters of credit totaling $13.9 million at December 31, 1997.

7. STOCKHOLDERS' EQUITY

  As a result of the Merger of the Company's Water Filtration Business into Culligan, on July 31, 1997, the Company incurred a net charge to stockholders' equity of approximately $8.0 million for the disposal of that business. In connection with the Spin-off and Merger, shareholders received a distribution of one share of New Ametek common stock for each of their shares of Old Ametek common stock. All shares of Old Ametek stock held in treasury on that date were canceled and returned to authorized but unissued shares. At December 31, 1997, the Company held 233,000 shares in its treasury at a cost of $5.5 million, compared with approximately 1.5 million shares at a cost of $14.5 million at the end of 1996. Stock repurchases are being made under a $50 million authorization, approved by the Company's Board of Directors in 1996. At December 31, 1997, $42.8 million of that authorization was unexpended. Since inception of the stock repurchase program in 1994, to December 31, 1997, the Company has repurchased 12.4 million shares of its common stock (approximately 29%

                                 AMETEK, INC.

of the then outstanding shares) at a total cost of $176.4 million. The number of shares outstanding at December 31, 1997 and 1996 was approximately 33 million shares.

  The Company has a Shareholder Rights Plan, under which the Company's Board of Directors declared a dividend of one Right for each share of Company common stock owned upon completion of the 1997 Spin-off. The Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled to (i) purchase shares of preferred stock at a specified exercise price, or (ii) purchase shares of common stock of the Company, or acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

8. STOCK OPTION AND AWARD PLANS

  Effective with completion of the Spin-off, the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan") which replaced all of the Company's previously existing stock award plans. The 1997 plan provides for the grant of up to 3.8 million shares of common stock to eligible employees and nonemployee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. Upon completion of the Spin-off, all options outstanding were amended by adjusting the exercise price and the number of shares to maintain each option's inherent economic value, preserve the per-share ratio between the market price of the Company's common stock and the exercise price of the option, and the vesting and term provisions of the option that existed prior to the Spin-off.

  Restricted stock awards of the Company's common stock are made to eligible employees and nonemployee directors at such cost to the recipient as the stock incentive committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the recipient at the date of grant, is charged to stockholders' equity and is amortized to expense over the periods until the restrictions lapse. No restricted stock was issued during the past three years, and amortization expense for prior restricted stock issuances was not significant.

  In 1997, the Company reserved approximately 53,000 shares under a Supplemental Executive Retirement Plan ("SERP"), which was approved in May 1997. Charges to expense under the SERP are considered pension expense (see
Note 11), with the offsetting credit reflected in stockholders' equity.

  At December 31, 1997, 3,698,273 (3,786,623 in 1996) shares of common stock were reserved for grant under the 1997 Plan. The options are exercisable, after the first anniversary of the date of grant at prices not less than market prices on dates of grant, and in installments over four- to ten-year periods from dates of grant. The Company also has insignificant stock appreciation rights outstanding which are exercisable for cash and/or shares of the Company's common stock when the related option is exercised. A charge to income, not significant in amount, is made for these rights and certain related options.

                                 AMETEK, INC.

  A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                   1997                        1996                     1995
                          -------------------------   ------------------------ ------------------------
                                          PRICE                      PRICE                    PRICE
                           SHARES         RANGE        SHARES        RANGE      SHARES        RANGE
                          ---------   -------------   ---------  ------------- ---------  -------------
Outstanding at beginning
 of year................  2,767,302   $11.69-$19.56   2,714,540  $11.69-$17.69 2,689,961  $ 8.94-$16.50
Granted.................     46,500     18.10-23.78     705,150    17.38-19.56   610,900    17.00-17.69
Options issued in
 conversion for Spin-off
 and Merger*............    464,812      9.73-18.10          --             --        --             --
Exercised...............   (552,737)     9.73-17.69    (603,975)   11.69-17.50  (542,626)    8.94-15.44
Canceled................   (124,313)    11.60-19.19     (48,413)   12.19-19.19   (43,695)   12.19-17.50
                          ---------   -------------   ---------  ------------- ---------  -------------
Outstanding at end of
 year...................  2,601,564**    9.73-23.78** 2,767,302    11.69-19.56 2,714,540    11.69-17.69
                          =========   =============   =========  ============= =========  =============
Exercisable at end of
 year...................  1,421,506** $ 9.73-$15.97** 1,154,663  $11.69-$17.69 1,203,097  $11.69-$16.31
                          =========   =============   =========  ============= =========  =============

--------
* Shares added and prices adjusted to reflect the effect on stock options of the Spin-off and Merger of the Company's former Water Filtration Business on August 1, 1997.
** Expiring from 1998 through 2007. Of the 2,601,564 options issued and outstanding at December 31, 1997, 2,522,982 options had exercise prices from $9.73 to $15.97 per share, of which 1,421,506 options were exercisable at year end 1997. The remaining 78,582 options outstanding had exercise prices between $15.98 and $23.78 per share.

  As of January 1, 1996, the Company adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." As permitted by the Statement, the Company elected to continue to account for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is not recognized for fixed-price stock options when the exercise price of the employee stock option is equal to the market price of the underlying stock on the date of grant. Had compensation expense for the stock option plans been determined under Statement No. 123, pro forma net income and related per share amounts for the years ended December 31, 1997, 1996, and 1995 would have been as follows:

                                                          1997    1996    1995
                                                         ------- ------- -------
                                                          (IN THOUSANDS, EXCEPT
                                                                   PER
                                                               SHARE DATA)
                                                         -----------------------
Net income:
  As reported........................................... $50,413 $51,190 $52,280
  Pro forma.............................................  49,217  50,318  52,047
Net income per share:
  Basic:
    As reported......................................... $  1.53 $  1.57 $  1.56
    Pro forma...........................................    1.50    1.54    1.56
  Diluted:
    As reported.........................................    1.49    1.54    1.54
    Pro forma...........................................    1.48    1.54    1.56

  Because the method of accounting under Statement No. 123 has not been applied to option grants prior to January 1, 1995, the above pro forma disclosures may not be indicative of the pro forma amounts in future years.

                                 AMETEK, INC.

  The weighted average fair value of each option grant on the grant date was $5.68 for 1997, $4.98 for 1996, and $5.08 for 1995. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

                                                               1997  1996  1995
                                                               ----  ----  ----
      Expected life (years)...................................  5.0   5.0   5.0
      Expected volatility..................................... 23.6% 22.8% 25.5%
      Dividend yield..........................................  1.1%  1.4%  1.4%
      Risk-free interest rate................................. 5.71% 5.94% 5.94%

9. LEASES

  Minimum aggregate rental commitments under noncancelable leases in effect at December 31, 1997 (principally for production and administrative facilities and equipment) amounted to $11.1 million consisting of annual payments of $3.5 million in 1998, $2.2 million in 1999, and decreasing amounts thereafter. Rental expense was $5.8 million in 1997, $5.5 million in 1996 and $4.7 million in 1995.

10. INCOME TAXES

  The components of income from continuing operations before income taxes and the details of the provision for income taxes are as follows:

                                                          (IN THOUSANDS)
                                                      ------------------------
                                                       1997     1996    1995
                                                      -------  ------- -------
Income from continuing operations before income tax-
 es:
  Domestic........................................... $65,398  $59,275 $40,874
  Foreign............................................  12,796    7,107  17,731
                                                      -------  ------- -------
      Total.......................................... $78,194  $66,382 $58,605
                                                      =======  ======= =======
Provision for income taxes:
  Current:
    Federal.......................................... $18,753  $16,028 $ 9,243
    Foreign..........................................   7,488    2,564   7,374
    State............................................   3,763    2,283   1,173
                                                      -------  ------- -------
      Total current..................................  30,004   20,875  17,790
                                                      -------  ------- -------
  Deferred:
    Federal..........................................    (410)     247   1,862
    Foreign..........................................  (1,172)   1,495   1,410
    State............................................    (492)     693     659
                                                      -------  ------- -------
      Total deferred.................................  (2,074)   2,435   3,931
                                                      -------  ------- -------
      Total provision................................ $27,930  $23,310 $21,721
                                                      =======  ======= =======

                                 AMETEK, INC.

  Significant components of the Company's deferred tax (asset) liability as of December 31 are as follows:

                                                             (IN THOUSANDS)
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Current deferred tax asset:
  Reserves not currently deductible........................ $ (9,365) $ (9,095)
  Other....................................................   (2,022)   (1,912)
                                                            --------  --------
    Net current deferred tax asset.........................  (11,387)  (11,007)
                                                            --------  --------
Noncurrent deferred tax (asset) liability:
  Differences in basis of property and accelerated depreci-
   ation...................................................   19,960    21,779
  Purchased tax benefits...................................    9,256    10,110
  Reserves not currently deductible........................  (10,092)  (11,304)
  Other....................................................   10,846    12,908
                                                            --------  --------
    Noncurrent deferred tax liability......................   29,970    33,493
                                                            --------  --------
    Net deferred tax liability............................. $ 18,583  $ 22,486
                                                            ========  ========

  The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                            1997   1996   1995
                                                            ----   ----   ----
Statutory rate............................................. 35.0 % 35.0 % 35.0 %
State income taxes, net of federal income tax benefit......  2.7    2.9    2.0
Foreign Sales Corporation.................................. (3.2)  (3.1)  (2.9)
Effect of foreign operations...............................  2.4    1.3    4.7
Other...................................................... (1.2)  (1.0)  (1.7)
                                                            ----   ----   ----
                                                            35.7 % 35.1 % 37.1 %
                                                            ====   ====   ====

  Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $39.0 million at December 31, 1997. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

11. RETIREMENT AND PENSION PLANS

  The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U. S. salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company's funding policy with respect to its defined benefit plans is to contribute amounts that provide for current and future benefits in accordance with the funding requirements of federal law and regulations. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as the Company's common stock, the investment of which is not material to total plan assets. Effective January 1, 1997, the Company adopted a defined contribution retirement feature in its saving and investment plan to principally cover its U.S. salaried employees who join the Company after December 31, 1996. Under this new retirement feature, and the previously existing defined contribution feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee's salary. Employees of certain of the Company's foreign operations participate in various local plans that in the aggregate are not significant.

                                 AMETEK, INC.

  The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a Supplemental Executive Retirement Plan ("SERP") covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits the executive would have been provided under the Company's primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by grant of shares of the Company's common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods. The 1997 charges include a one-time provision for the SERP retroactive to 1989, when the statutory limits were first applied.

  In connection with the Merger of the Company's former Water Filtration Business into Culligan, the Company transferred the assets and accumulated benefit obligation of the defined benefit pension plan for the hourly employees of the U.S. water filtration operation to Culligan, and Culligan assumed the obligation for pension benefits for such hourly employees after the Merger, as well as the pension benefits for employees of the foreign operations of the Water Filtration Business. The Company retained obligations with respect to retirement benefits accrued as of the date of the Merger for U.S. salaried employees of the Water Filtration Business. Such benefits will be payable when the employees become entitled to a retirement benefit under the Culligan pension plan. Pension assets sufficient to fund this obligation will remain in the Company's corporate-wide salaried pension plan.

  A summary of net pension expense charged to income for the three year period ending December 31, 1997, is shown in the following table:

                                                        (IN THOUSANDS)
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Defined benefit plans:
  Service cost for benefits earned during the pe-
   riod.......................................... $  5,945  $  6,093  $  5,807
  Interest cost on projected benefit obligation..   17,069    15,978    15,159
  Actual return on plan assets...................  (55,141)  (21,419)  (23,339)
  Net amortization and deferrals.................   35,237     3,450     6,888
                                                  --------  --------  --------
    Net pension expense..........................    3,110     4,102     4,515
                                                  --------  --------  --------
Other plans:
  Defined contribution plan......................      250        --        --
  Supplemental retirement plans..................    1,136        88       115
  Foreign plans and other........................      510       325       804
                                                  --------  --------  --------
    Total other plans............................    1,896       413       919
                                                  --------  --------  --------
      Total net pension expense.................. $  5,006  $  4,515  $  5,434
                                                  ========  ========  ========

                                 AMETEK, INC.

  The following table sets forth the funded status of the plans:

                                                (IN THOUSANDS)
                                -----------------------------------------------
                                   DECEMBER 31, 1997       DECEMBER 31, 1996
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BENEFITS
                                ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
                                ----------- ----------- ----------- -----------
Actuarial present value of
 benefit obligations:
  Vested benefit obligation...   $197,268     $29,591    $138,083     $65,235
                                 ========     =======    ========     =======
  Accumulated benefit obliga-
   tion.......................   $206,254     $34,075    $143,946     $70,859
                                 ========     =======    ========     =======
  Projected benefit obliga-
   tion.......................   $218,145     $34,081    $156,626     $70,940
Plan assets at fair value.....    240,625      27,823     164,038      60,916
                                 --------     -------    --------     -------
Plan assets in excess of (less
 than) projected benefit
 obligation...................     22,480      (6,258)      7,412     (10,024)
Unrecognized prior service
 cost.........................      2,069       2,427       1,302       3,770
Unrecognized net (gain) loss..    (13,540)      3,175       5,091       2,384
Unrecognized net transition
 (asset) obligation, net of
 amortization.................     (2,953)        379      (3,641)        546
                                 --------     -------    --------     -------
Prepaid (accrued) pension
 expense......................   $  8,056     $  (277)   $ 10,164     $(3,324)
                                 ========     =======    ========     =======

  For pension plans with accumulated benefits in excess of assets at December 31, 1997, the balance sheet reflects an additional long-term pension liability of $6.0 million ($7.0 million in 1996), a long-term intangible asset of $3.1 million ($3.3 million in 1996), and a charge in stockholders' equity (net of deferred taxes) of $1.9 million in 1997, $2.5 million in 1996, and $4.3 million in 1995. The charge in stockholders' equity represents the excess of the additional long-term liability over unrecognized prior service cost. No additional balance sheet recognition is given to pension plans with assets in excess of accumulated benefits.

  Assumptions used in accounting for the defined benefit plans as of December 31 of each year were:

                                                           1997   1996   1995
                                                           -----  -----  -----
Discount rate used in determining present values.......... 7 1/4% 7 3/4% 7 1/2%
Annual rate of increase in future compensation levels..... 4 1/2%     5%     5%
Expected long-term rate of return on plan assets.......... 9 1/4% 9 1/4% 9 1/4%

  The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, have always been accounted for on the accrual basis, thereby meeting the current accounting requirement for postemployment benefits.

12. FINANCIAL INSTRUMENTS

  AMETEK has limited its use of derivative financial instruments and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

  Interest rate swap and cap agreements are used from time to time to reduce the potential impact of increases in interest rates on AMETEK's floating-rate revolving credit loans. Accordingly, AMETEK has entered into those agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk of incurring higher interest costs due to rising interest rates. At

                                 AMETEK, INC.

December 31, 1996, AMETEK was party to one interest rate swap agreement with a notional amount of $19.4 million, which terminated in May 1997, along with an interest rate cap agreement of the same amount. Neither the swap nor the cap agreement was renewed. The interest rate cap agreement entitled the Company to receive amounts from counterparties on a quarterly basis if specified market interest rates were above fixed cap rates. The fair value of the swap and cap agreements as of December 31, 1996 was not significant.

  Cross currency and interest rate agreements are in effect to hedge a portion of the Company's net investment in certain foreign subsidiaries. At December 31, 1997, the Company was party to one such agreement, whereby the Company agreed to swap British pounds for an equivalent amount of U.S. dollars totaling $3.8 million. The agreement provides for the Company to make a fixed interest rate payment while receiving interest at floating rates. The currency swap agreement terminates in August, 1999. The fair value of this agreement at December 31, 1997 was not significant. At December 31, 1996, the Company was party to two such agreements, whereby the Company swapped certain European currencies for an equivalent amount of U.S. dollars totaling $7.1 million. Both agreements terminated in 1997. The fair value of the two agreements at December 31, 1996, was also not significant.

  Forward currency contracts are entered into to hedge certain firm export sales commitments denominated in Deutsche marks, and in 1996, certain firm purchase commitments denominated in Japanese yen. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers and from the purchase of parts and materials from foreign suppliers respectively, will be adversely affected by changes in exchange rates. At December 31, 1997 and 1996, the notional values of the contracts were approximately $600,000 and $1.1 million, respectively. The terms of the currency contracts are dependent on firm commitments and generally do not exceed one year. Deferred gains and losses on the contracts at December 31, 1997 and 1996 were not significant and are recognized in operations as the related sales and purchases occur.

  The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 1997 and 1996. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 1997 and 1996 in the accompanying balance sheet.

                                       (IN THOUSANDS)
                                      ASSET (LIABILITY)
                           ------------------------------------------
                            DECEMBER 31, 1997     DECEMBER 31, 1996
                           --------------------  --------------------
                           RECORDED     FAIR     RECORDED     FAIR
                            AMOUNT      VALUE     AMOUNT      VALUE
                           ---------  ---------  ---------  ---------
Fixed income and equity
 investments.............. $  34,833  $  34,833  $  33,933  $  33,933
Short-term borrowings..... $ (12,936) $ (12,936) $ (31,787) $ (31,787)
Long-term debt (including
 current portion)......... $(152,928) $(163,000) $(150,391) $(160,000)

  The fair values of fixed income and equity investments are based primarily on quoted market prices. The fair value of short-term borrowings is based on the carrying value at year end. The fair value of the Company's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities. The fair value of forward currency contracts, which are not reflected in the financial statements, is based on quoted market prices for comparable contracts, and is not material.

13. ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

  Included in other income is interest and other investment income (mainly from the sale of securities) of $6.1 million, $4.7 million, and $2.4 million for 1997, 1996, and 1995, respectively. Income taxes paid in 1997, 1996, and 1995 were $24.2 million, $22.9 million, and $30.3 million, respectively. Cash paid for interest for each of the three years approximated interest expense.

                                 AMETEK, INC.

14. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company classifies its operations into two business segments:
Electromechanical and Electronic Instruments. The Electromechanical Group
(EMG) produces motor-blower systems for manufacturers of floor-care appliances and outdoor power equipment, and produces fractional horsepower motors and motor-blowers for computer, business machine and medical equipment, and high-purity metal powders and alloys in powder, strip and wire form for electronic components, aircraft, and automotive products. Sales of fractional horsepower electric motors and blowers represented 45.9% in 1997, 47.0% in 1996, and 47.6% in 1995 of the Company's consolidated net sales.

  The Electronic Instruments Group (EIG) produces aircraft cockpit instruments and displays; pressure-temperature-flow, and liquid-level sensors for aircraft and jet engine manufacturers and airlines, and airborne electronics systems that monitor and record flight and engine data. The Group also produces instruments and complete instrument panels for heavy-truck manufacturers and heavy construction and agricultural vehicles; process monitoring and display systems; combustion gas analysis systems; moisture and emissions monitoring systems; force- and speed-measuring instruments; air and noise monitors; pressure and temperature calibrators; and pressure-indicating and digital manometers; high-temperature-resistant materials and textiles; corrosion-resistant heat exchangers; tanks and piping for process systems; and thermoplastic compounds and concentrates for automotive, appliance, and telecommunication applications.

                                 AMETEK, INC.

BUSINESS SEGMENT FINANCIAL INFORMATION

                                                        (IN THOUSANDS)
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Net sales:(1)
  Electromechanical.............................. $457,170  $446,433  $437,868
  Electronic Instruments.........................  390,591   353,578   343,979
                                                  --------  --------  --------
    Total Consolidated........................... $847,761  $800,011  $781,847
                                                  ========  ========  ========
Operating income and income before income taxes:
  Operating income:
    Electromechanical............................ $ 61,832  $ 59,509  $ 61,247
    Electronic Instruments.......................   50,769    44,386    39,268
                                                  --------  --------  --------
    Total segments operating income(2)...........  112,601   103,895   100,515
    Corporate administrative and other expenses..  (20,646)  (21,052)  (21,836)
                                                  --------  --------  --------
  Consolidated operating income..................   91,955    82,843    78,679
  Interest and other expenses, net...............  (13,761)  (16,461)  (20,074)
                                                  --------  --------  --------
  Consolidated income from continuing operations
   before income taxes........................... $ 78,194  $ 66,382  $ 58,605
                                                  ========  ========  ========
Identifiable Assets:
  Electromechanical.............................. $245,631  $244,545  $224,443
  Electronic Instruments.........................  238,275   185,711   200,557
                                                  --------  --------  --------
    Total segments...............................  483,906   430,256   425,000
  Corporate(3)...................................   71,297    68,912    64,685
                                                  --------  --------  --------
    Total continuing operations..................  555,203   499,168   489,685
  Net assets of discontinued operations..........       --    29,707    29,868
                                                  --------  --------  --------
    Total Consolidated........................... $555,203  $528,875  $519,553
                                                  ========  ========  ========
Additions to property, plant and equipment:(4)
  Electromechanical.............................. $ 29,485  $ 30,633  $ 20,718
  Electronic Instruments.........................   18,265     8,149    12,753
                                                  --------  --------  --------
    Total segments...............................   47,750    38,782    33,471
  Corporate......................................    2,149       294       583
                                                  --------  --------  --------
    Total Consolidated........................... $ 49,899  $ 39,076  $ 34,054
                                                  ========  ========  ========
Depreciation and amortization:
  Electromechanical.............................. $ 17,564  $ 16,304  $ 14,692
  Electronic Instruments.........................   14,992    16,097    17,915
                                                  --------  --------  --------
    Total segments...............................   32,556    32,401    32,607
  Corporate......................................      310       258       197
                                                  --------  --------  --------
    Total Consolidated........................... $ 32,866  $ 32,659  $ 32,804
                                                  ========  ========  ========

--------
(1) After elimination of intra and intersegment sales, which are not significant in amount. Such sales are generally based on prevailing market prices.
(2) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense.
(3) Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.
(4) Includes $8.7 million in 1997, and $4.7 million in 1995 from acquired businesses.

                                  AMETEK, INC.

GEOGRAPHIC AREAS

                                                       (IN THOUSANDS)
                                                 ----------------------------
                                                   1997      1996      1995
                                                 --------  --------  --------
Net sales (based on destination):
  United States................................. $527,880  $525,752  $511,831
                                                 --------  --------  --------
  International (including United States exports
   shown below):
    Europe......................................  202,094   176,828   195,853
    Asia........................................   62,363    45,020    32,395
    Canada......................................   35,931    32,959    29,265
    Other.......................................   19,493    19,452    12,503
                                                 --------  --------  --------
    Total International.........................  319,881   274,259   270,016
                                                 --------  --------  --------
        Total Consolidated...................... $847,761  $800,011  $781,847
                                                 ========  ========  ========
Income before income taxes:
  United States................................. $ 98,092  $ 93,323  $ 81,762
  International:
    Europe......................................   14,415     9,732    18,459
    Asia, Canada, and other ....................       94       840       294
  Corporate administrative and other expenses...  (20,646)  (21,052)  (21,836)
  Interest and other expenses, net..............  (13,761)  (16,461)  (20,074)
                                                 --------  --------  --------
        Total Consolidated...................... $ 78,194  $ 66,382  $ 58,605
                                                 ========  ========  ========
Identifiable assets:
  United States................................. $334,173  $305,871  $312,349
  International:
    Europe......................................  131,097   111,012   104,695
    Asia, Canada, and other.....................   18,636    13,373     7,956
  Corporate.....................................   71,297    68,912    64,685
                                                 --------  --------  --------
      Total continuing operations...............  555,203   499,168   489,685
  Net assets of discontinued operations.........       --    29,707    29,868
                                                 --------  --------  --------
        Total Consolidated...................... $555,203  $528,875  $519,553
                                                 ========  ========  ========
United States export sales (reported in
 international sales above):
  Europe........................................ $ 59,243  $ 54,737  $ 57,846
  Asia..........................................   52,224    41,313    32,395
  Canada........................................   35,886    32,957    29,265
  Other.........................................   14,483    12,319    11,590
                                                 --------  --------  --------
        Total Consolidated...................... $161,836  $141,326  $131,096
                                                 ========  ========  ========

                                 AMETEK, INC.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                         --------------------------------------------------------
                          FIRST       SECOND      THIRD       FOURTH      TOTAL
                         QUARTER*    QUARTER     QUARTER     QUARTER       YEAR
                         --------    --------    --------    --------    --------
1997
  Net sales............. $202,455    $216,047    $212,149    $217,110    $847,761
  Operating income...... $ 21,818    $ 22,659    $ 23,110    $ 24,368    $ 91,955
  Income from continuing
   operations........... $ 11,593    $ 12,189    $ 12,874    $ 13,608    $ 50,264
  Net income............ $ 13,666    $ 14,759    $  8,380    $ 13,608    $ 50,413(c)
  Basic earnings per
   share:(a)
    Income from continu-
     ing operations..... $    .36    $    .37    $    .39    $    .41    $   1.53
    Net income.......... $    .42    $    .45    $    .25    $    .41    $   1.53(c)
  Diluted earnings per
   share:(a)
    Income from continu-
     ing operations..... $    .35    $    .36    $    .38    $    .40    $   1.49
    Net income.......... $    .41    $    .44    $    .24    $    .40    $   1.49(c)
  Dividends paid per
   share................ $    .06    $    .06    $    .06    $    .06    $    .24
  Common stock trading
   range:(b)
    High................      22 1/2      24 3/8       27          28          28
    Low.................      19 7/8      21 1/8      21 7/8      21 5/8      19 7/8
1996
  Net sales............. $209,133    $205,963    $194,886    $190,029    $800,011
  Operating income...... $ 19,871    $ 20,454    $ 20,608    $ 21,910    $ 82,843
  Income from continuing
   operations........... $  9,896    $ 10,581    $ 10,855    $ 11,740    $ 43,072
  Net income............ $ 12,216    $ 12,967    $ 12,956    $ 13,051    $ 51,190(c)
  Basic earnings per
   share:(a)
    Income from continu-
     ing operations..... $    .30    $    .32    $    .33    $    .36    $   1.32
    Net income.......... $    .37    $    .40    $    .40    $    .40    $   1.57(c)
  Diluted earnings per
   share:(a)
    Income from continu-
     ing operations..... $    .30    $    .32    $    .33    $    .35    $   1.30
    Net income.......... $    .37    $    .39    $    .39    $    .39    $   1.54(c)
  Dividends paid per
   share................ $    .06    $    .06    $    .06    $    .06    $    .24
  Common stock trading
   range:(b)
    High................      18 7/8      22 1/4      21 5/8      22 1/4      22 1/4
    Low.................       16         17 3/8      18 1/4      17 3/4       16

--------
 * Previously reported amounts for 1997 and 1996 have been restated for the third quarter 1997 disposal of the Water Filtration Business.
(a) Based on adoption of a new accounting standard for earnings per share in the fourth quarter of 1997. The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company's purchasing shares of its outstanding common stock.
(b) Trading ranges are based on the New York Stock Exchange composite tape.
(c) Amounts for 1997 and 1996 include income from the discontinued Water Filtration Business through July 31, 1997, the date of disposal. Amounts for the third quarter of 1997 also include one-time costs associated with the disposition of that business of $4.9 million, or $.15 per share.

                                 AMETEK, INC.

16. FUTURE REPORTING REQUIREMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued two new financial reporting standards. Statement No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying comprehensive income. The statement is effective for the Company as of January 1, 1998; its adoption will require additional disclosures regarding items of comprehensive income, either as a separate financial statement or additions to existing ones. Adoption of the Statement will have no effect on the Company's consolidated results of operations, financial position or cash flows. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting annual and interim operating segment information. Statement No. 131 is effective for the Company's 1998 annual financial statements, and interim reporting beginning in 1999. Adoption of the Statement will have no effect on the Company's consolidated results of operations, financial position, or cash flows. The Company is currently studying the future effects of adopting this Statement on the presentation of its segment information.

17. SUBSEQUENT EVENT

  On January 9, 1998, the Company acquired all of the outstanding shares of Rotron, a wholly-owned subsidiary of EG&G, Inc., pursuant to a definitive stock purchase agreement dated December 26, 1997. The purchase price, which is subject to adjustment, was approximately $103 million in cash and was financed at closing by utilizing a portion of the Company's existing credit facility. Rotron, which had annual sales in 1997 of approximately $70 million is engaged in the manufacture and sale of motors, fans and blowers for aerospace, mass transit, military and medical applications. Rotron will be combined with AMETEK's Technical Motor Division to operate as a part of the Company's Electromechanical Group. The acquisition will be accounted for under the purchase method of accounting, and the results of Rotron's operations will be included in the results of the Company beginning in 1998.

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Net sales................................................... $488,055  $418,502
                                                             --------  --------
Expenses:
  Cost of sales (excluding depreciation)....................  373,966   327,003
  Selling, general & administrative.........................   41,497    33,653
  Depreciation..............................................   15,240    13,369
                                                             --------  --------
    Total expenses..........................................  430,703   374,025
                                                             --------  --------
Operating income............................................   57,352    44,477
Other income (expenses):
Interest expense............................................  (12,368)   (9,139)
Other, net..................................................    2,777     1,869
                                                             --------  --------
Income from continuing operations before income taxes.......   47,761    37,207
Provision for income taxes..................................   17,488    13,425
                                                             --------  --------
Income from continuing operations...........................   30,273    23,782
Income from discontinued operation, net of taxes............      --      4,643
                                                             --------  --------
Net income.................................................. $ 30,273  $ 28,425
                                                             ========  ========
Basic earnings per share:
  Income from continuing operations......................... $   0.92  $   0.73
  Income from discontinued operation........................      --       0.14
                                                             --------  --------
  Net income................................................ $   0.92  $   0.87
                                                             ========  ========
Diluted earnings per share:
  Income from continuing operations......................... $   0.89  $   0.71
  Income from discontinued operation........................      --       0.14
                                                             --------  --------
  Net income................................................ $   0.89  $   0.85
                                                             ========  ========
Average common shares outstanding:
    Basic shares............................................   33,000    32,780
                                                             ========  ========
    Diluted shares..........................................   34,200    33,516
                                                             ========  ========
Cash dividends paid per share............................... $   0.12  $   0.12
                                                             ========  ========

                            See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                        JUNE 30,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents...........................  $   6,673   $     684
  Marketable securities...............................     11,011       9,278
  Receivables, less allowance for possible losses.....    165,124     134,662
  Inventories.........................................    105,577      85,116
  Deferred income taxes...............................     12,028      11,387
  Other current assets................................      6,992       7,342
                                                        ---------   ---------
    Total current assets..............................    307,405     248,469
                                                        ---------   ---------
Property, plant and equipment, at cost................    467,255     443,452
  Less accumulated depreciation.......................   (268,757)   (257,102)
                                                        ---------   ---------
                                                          198,498     186,350
                                                        ---------   ---------
Goodwill, net of accumulated amortization.............    151,345      51,666
Investments and other assets..........................     66,869      68,718
                                                        ---------   ---------
    Total assets......................................   $724,117   $ 555,203
                                                        =========   =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-
   term debt..........................................    $72,582   $  13,571
  Accounts payable....................................     91,053      75,606
  Accruals............................................     94,621      89,552
                                                        ---------   ---------
    Total current liabilities.........................    258,256     178,729
Long-term debt........................................    222,811     152,293
Deferred income taxes.................................     30,105      29,970
Other long-term liabilities...........................     33,941      35,164
Stockholders' equity:
  Common stock........................................        334         332
  Capital in excess of par value......................      2,799       3,146
  Retained earnings...................................    209,257     182,935
  Treasury stock......................................    (10,533)     (5,479)
  Accumulated other comprehensive losses..............    (22,853)    (21,887)
                                                        ---------   ---------
                                                          179,004     159,047
                                                        ---------   ---------
    Total liabilities and stockholders' equity........   $724,117   $ 555,203
                                                        =========   =========

                            See accompanying notes.

                                  AMETEK, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                   SIX MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                       1998           1997
                                                   -------------  ------------
Cash provided by (used for):
Operating activities:
  Income from continuing operations............... $      30,273  $     23,782
  Adjustments to reconcile income from continuing
   operations to net cash provided by continuing
   operations:
   Depreciation and amortization..................        19,596        16,153
   Deferred income taxes..........................           555           800
   Net change in operating working capital........       (24,709)      (10,066)
   Other..........................................        (1,861)       (2,033)
                                                   -------------  ------------
  Cash provided by continuing operations..........        23,854        28,636
  Cash provided by discontinued operations........           --          2,036
                                                   -------------  ------------
    Total operating activities....................        23,854        30,672
                                                   -------------  ------------
Investing activities:
  Additions to property, plant and equipment......       (22,469)      (16,470)
  Purchase of businesses and investments..........      (117,470)      (35,336)
  Other...........................................         2,003        (1,367)
                                                   -------------  ------------
    Total investing activities....................      (137,936)      (53,173)
                                                   -------------  ------------
Financing activities:
  Net change in short-term borrowings.............        59,512        31,687
  Additional long-term borrowings.................        73,300           --
  Reduction in long-term debt.....................        (3,243)          --
  Repurchases of common stock.....................        (8,941)          --
  Cash dividends paid.............................        (3,951)       (3,941)
  Proceeds from stock options.....................         3,394         2,986
                                                   -------------  ------------
    Total financing activities....................       120,071        30,732
                                                   -------------  ------------
Increase in cash and cash equivalents.............         5,989         8,231
Cash and cash equivalents:
  As of January 1.................................           684         2,354
                                                   -------------  ------------
  As of June 30................................... $       6,673  $     10,585
                                                   =============  ============

                            See accompanying notes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998
                                  (UNAUDITED)

NOTE 1--FINANCIAL STATEMENT PRESENTATION

  The accompanying consolidated financial statements are unaudited. The Company believes that all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the consolidated financial position of the Company at June 30, 1998 and the consolidated results of its operations and cash flows for the six-month periods ended June 30, 1998 and 1997 have been included. Interim results of operations are not necessarily indicative of results for the full year. Interim financial statements should be read in conjunction with the financial statements and related notes in the Company's 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

  Certain amounts appearing in the prior year's financial statements have been reclassified to conform to the current year's presentation.

NOTE 2--EARNINGS PER SHARE

  Basic earnings per share for the six-month periods ended June 30, 1998 and 1997 is based on the average number of common shares considered outstanding during the periods. Diluted earnings per share for such periods includes additional shares which reflect potential dilution, primarily from stock options and other stock grants whose exercise or grant prices were below the average common stock price for the respective periods and, thereby, assuming their issuance or conversion into common stock. The number of additional shares used in the calculation of diluted earnings per share for the six months ended June 30, 1998 and 1997 was 1,200,000 and 736,000, respectively.

NOTE 3--ACQUISITIONS

  In January 1998, the Company acquired Rotron, Inc., a manufacturer of electric motors, fans, and motor-blowers, from EG&G Holdings, Inc. Rotron had sales of approximately $70.0 million in 1997. In April 1998, the Company acquired the Western Research business unit of BOVAR, Inc. Headquartered in Calgary, Alberta, Western Research is a designer and manufacturer of gas analysis instrumentation for industrial process control and air emissions monitoring. Western Research had sales of approximately $18.0 million in 1997.

  The aggregate purchase price of these acquisitions was $117.5 million in cash, which was paid at closing, subject to adjustment. As of the closing dates, the Company also recorded liabilities totaling approximately $5 million for estimated future pension obligations, and for certain other personnel-related costs associated with the relocation and consolidation of certain operations of the acquired businesses.

  These acquisitions were accounted for by the purchase method, and, accordingly the results of their operations are included in the Company's consolidated results from their respective dates of acquisition. The estimated goodwill acquired with these businesses is being amortized on a straight-line basis over thirty years. Unaudited pro forma information related to these acquisitions is not included as the impact of these acquisitions is not deemed to be material.

NOTE 4--INVENTORIES

  The estimated components of inventory stated at lower of LIFO cost or market are:

                                                              IN THOUSANDS
                                                        ------------------------
                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
   Finished goods and parts............................  $ 25,478     $19,515
   Work in process.....................................    25,692      23,059
   Raw materials and purchased parts...................    54,407      42,542
                                                         --------     -------
                                                         $105,577     $85,116
                                                         ========     =======

                                 JUNE 30, 1998
                                  (UNAUDITED)


NOTE 5--COMPREHENSIVE INCOME

  As of January 1, 1998, the Company adopted the Financial Accounting Standards Board's (FASB) Statement No. 130, "Reporting Comprehensive Income." The adoption of this Statement had no impact on the Company's net income or stockholders' equity. Statement No. 130 requires disclosure of total accumulated other comprehensive income or loss, included in stockholders' equity, in interim-period financial statements and additional disclosure of the components of other comprehensive income in annual financial statements. Comprehensive income includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. The components of total comprehensive income include: net income, unrealized gains or losses on available-for-sale securities, deferred gains and losses resulting from foreign currency translation, and minimum pension liability adjustments. The prior-year balance sheet has been reclassified to conform to the requirements of Statement No. 130.

  During the six-month periods ended June 30, 1998 and 1997, total increases in comprehensive income included in stockholders' equity were $29.5 million and $21.6 million, respectively.

NOTE 6--PENDING ACCOUNTING STANDARDS

  In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting annual and interim operating segment information. Statement No. 131 is effective for the Company's 1998 annual financial statements, and for interim reporting beginning in 1999. Adoption of the Statement will have no effect on the Company's consolidated results of operations, financial position, or cash flows. Also, its adoption is not expected to change the reported business segments of the Company.

  In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The Statement revised previously required disclosures regarding employers' pension and other postretirement benefit plans. It did not change the measurement or accounting recognition for such plans. The Statement is effective for the Company's 1998 annual financial statements. Adoption of the Statement will have no effect on the Company's consolidated results of operations, financial position, or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Statement is effective for the Company's financial statements beginning in 1999. Adoption of the Statement will have no significant effect on the Company's consolidated results of operations, financial position, or cash flows.

  In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative financial instruments. The Statement requires recognition of derivatives in the statement of financial position to be measured at fair value. Gains or losses resulting from changes in the fair value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This Statement is effective for the Company's financial statements beginning in 2000. The Company is currently studying the future effects of adopting this Statement. However, due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

NOTE 7--SUBSEQUENT EVENTS

  On July 17, 1998, the Company issued $225.0 million principal amount of 7.20% Senior Notes (the "New Notes") due July 15, 2008. The New Notes were priced at 99.713%, to yield 7.241% to maturity. The net

                                 JUNE 30, 1998
                                  (UNAUDITED)

proceeds from the sale of the New Notes were used to finance the Company's tender offer for its $150.0 million 9 3/4% Senior Notes due March 15, 2004, (the "Old Notes") of which $136.2 million principal amount was tendered and purchased. The additional proceeds were used to repay outstanding bank borrowings, and to pay fees and expenses related to the offering. The Company previously announced its intention to exercise its right to repurchase the remaining $13.8 million principal amount of the Old Notes on March 15, 1999, which is the earliest call date under the terms of that indenture. In connection with the early retirement of the Old Notes, an extraordinary after-tax charge of approximately $9 million will be recorded by the Company in the third quarter of 1998.

  Also in mid-July 1998, the Company announced it had acquired the assets of Darmet Corporation, a manufacturer of specialty wire alloys for electrical and electronics-related applications, for cash. Darmet had 1997 sales of approximately $4.5 million.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SO-LICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RE-LATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OF-FER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Notice Regarding Forward-Looking Statements..............................   i
Incorporation of Certain Documents By Reference..........................   i
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  15
Capitalization...........................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  27
Management...............................................................  36
Description of the Amended Credit Facility...............................  38
Description of the Exchange Notes........................................  39
Book Entry; Delivery and Form............................................  48
The Exchange Offer.......................................................  50
Plan of Distribution.....................................................  58
Certain Federal Income Tax Considerations................................  59
ERISA Considerations.....................................................  59
Legal Matters............................................................  59
Experts..................................................................  60
Available Information....................................................  60
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
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                                 $225,000,000

                                 AMETEK, INC.

                          7.20% SENIOR NOTES DUE 2008


                                    -------

                                  PROSPECTUS

                                      , 1998

                                    -------




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify, to the full extent authorized or permitted by law (as now or hereafter in effect), any person involved, or threatened to be involved, including, without limitation as a party or witness, in any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person (including the heirs, executors, administrators or estate of such person), is or was a director, officer, employee or agent of the Company or by reason of the fact that such director or officer, at the request of the Company is or was serving at any other corporation, partnership, joint venture, trust or other entity, in any capacity. The Company's Certificate of Incorporation and By-Laws further provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another partnership, joint venture, trust or other entity against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, to the fullest extent permitted under applicable law as then in effect. In addition, the Company's Certificate of Incorporation and By-Laws provide that the Company may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

  Moreover, the Company's Certificate of Incorporation further provides that no director shall be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company, except a director shall be liable to the extent provided by applicable law (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  The Company maintains officer's and director's liability insurance with a policy limit of $50,000,000 insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

  Pursuant to Indemnity Agreements between the Company and its directors and officers, the Company has agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1    Amended and Restated Agreement and Plan of Merger and Reorganization,
         dated as of February 5, 1997, by and among Culligan Water
         Technologies, Inc. ("Culligan"), Culligan Water Company, Inc.
         ("Culligan Merger Sub"), AMETEK, Inc. ("AMETEK") and AMETEK Aerospace
         Products, Inc. ("AMETEK Aerospace"). Incorporated by reference to
         Appendix A to the Joint Proxy Statement/Prospectus included in
         Culligan's Registration Statement on Form S-4 (Commission File No.
         333-26953) and the Company's Form 8-K dated August 7, 1997.
  2.2    Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997, by and between AMETEK and AMETEK Aerospace.
         Incorporated by reference to Appendix B to Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-168.
  2.3    Form of Tax Allocation Agreement among AMETEK, AMETEK Aerospace and
         Culligan. Incorporated by reference to Appendix D to Preliminary Proxy
         Statement dated May 12, 1997, SEC File No. 1-168.
  2.4    Form of Transition Services Agreement by and between Culligan Merger
         Sub and AMETEK Aerospace. Incorporated by reference to Appendix B to
         Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-168.
  2.5    Form of Indemnification Agreement among AMETEK, Culligan and AMETEK
         Aerospace. Incorporated by reference to Appendix B to Preliminary
         Proxy Statement dated May 12, 1997, SEC File No. 1-168.
  2.6    Form of Trademark Agreement between AMETEK and AMETEK Aerospace.
         Incorporated by reference to Appendix B to Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-168.
  3.1    Amended and Restated Certificate of Incorporation of the Company.
         Incorporated by reference to Form 8-K dated August 7, 1997, SEC File
         No. 1-12981.
  3.2    Amended and Restated By-laws of the Company. Incorporated by reference to Form 8-K dated August 7, 1997, SEC File No. 1-12981.
  4.1    Indenture between AMETEK, Inc. and Chase Manhattan Trust Company,
         National Association, as trustee, relating to the Notes, dated July
         17, 1998. Incorporated by reference to Form 10-Q for the quarter ended
         June 30, 1998, SEC File No. 1-168.
  4.2    Form of Exchange Note (included in Exhibit 4.1 hereto).
  4.3*   Purchase Agreement between AMETEK, Inc. and Salomon Brothers Inc,
         BancAmerica Robertson Stephens and BT Alex. Brown Incorporated, as
         initial purchasers, dated July 14, 1998.
  4.4*   Registration Rights Agreement between AMETEK, Inc. and Salomon
         Brothers Inc, BancAmerica Robertson Stephens and BT Alex. Brown
         Incorporated, as initial purchasers, dated July 17, 1998.
  4.5    Indenture dated as of March 15, 1994 between the Company and
         Corestates Bank N.A., as trustee, relating to the Company's 9 3/4%
         Senior Notes due 2004. Incorporated by reference to Form 10-Q for the quarter ended March 31, 1994, SEC File No. 1-168.
  4.6    First Supplemental Indenture, dated as of June 2, 1997, between AMETEK and Corestates Bank, N.A., as trustee. Incorporated by reference to
         Form 8-K dated August 7, 1997, SEC File No. 1-12981.
  4.7    Second Supplemental Indenture, dated as of July 31, 1997, among the
         Company, AMETEK and Corestates Bank, N.A., as trustee. Incorporated by reference to Form 8-K dated August 7, 1997, SEC File No. 1-12981.
  4.8    Rights Agreement, dated as of June 2, 1997, between the Company and
         American Stock Transfer & Trust Company. Incorporated by reference to
         Form 8-K dated August 7, 1997, SEC File No. 1-12981.
  4.9    Third Supplemental Indenture, dated as of July 17, 1998, between
         AMETEK and First Union National Bank (successor to CoreStates Bank,
         N.A.), as trustee. Incorporated by reference to Form 10-Q for the quarter ended June 30, 1998, SEC File No. 1-168.

  5.1* Opinion of Stroock & Stroock & Lavan LLP as to the legality of the
       Exchange Notes.
 10.1 Employees' Retirement Plan of AMETEK, Inc. as restated January 1, 1989 and amended December 31, 1993 (the "Retirement Plan"). Incorporated by reference to Form 10-K for the year ended December 31, 1993, SEC File
       No. 1-168.
 10.2  Amendment No. 1 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1994, SEC File No. 1-168.
 10.3  Amendment No. 2 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1994, SEC File No. 1-168.
 10.4  Amendment No. 3 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1995, SEC File No. 1-168.
 10.5  Amendment No. 4 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1996, SEC File No. 1-168.
 10.6  Amendment No. 5 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1996, SEC File No. 1-168.
 10.7  Amendment No. 6 to the Retirement Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.8 AMETEK, Inc. Retirement Plan for Directors, as amended and restated to October 13, 1997. Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.9  AMETEK, Inc. Death Benefit Program for Directors, pursuant to which the
       Company has entered into agreements, restated January 1, 1987, with certain directors and one former director of the Company (the "Directors
       Program"). Incorporated by reference to Form 10-K for the year ended
       December 31, 1987, SEC File No. 1-168.
 10.10 Amendment No. 1 to the Directors Program. Incorporated by reference to
       Form 10-K for the year ended December 31, 1987, SEC File No. 1-168.
 10.11 The AMETEK Savings and Investment Plan, as restated and amended to January 1, 1997 (the "Savings Plan"). Incorporated by reference to Form
       10-K for the year ended December 31, 1996, SEC File No. 1-168.
 10.12 Amendment No. 1 to the Savings Plan. Incorporated by reference to Form
       10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.13 Amendment No. 2 to the Savings Plan. Incorporated by reference to Form
       10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.14 Amendment No. 3 to the Savings Plan. Incorporated by reference to Form
       10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.15 Reorganization and Distribution Agreement by and between the Company and Ketema, Inc. (the "Reorganization and Distribution Agreement").
       Incorporated by reference to Form 8-K dated November 30, 1988, SEC File
       No. 1-168.
 10.16 Agreements between the Company and Ketema, Inc. amending certain provisions of the Reorganization and Distribution Agreement.
       Incorporated by reference to Form 10-K for the year ended December 31, 1991, SEC File No. 1-168.
 10.17 Benefits Agreement by and between the Company and Ketema, Inc.
       Incorporated by reference to Form 10-K for the year ended December 31, 1988, SEC File No. 1-168.
 10.18 Tax Agreement by and between the Company and Ketema, Inc. Incorporated by reference to Form 10-K for the year ended December 31, 1988, SEC File
       No. 1-168.
 10.19 Support Services Agreement by and between the Company and Ketema, Inc.
       Incorporated by reference to Form 10-K for the year ended December 31, 1988, SEC File No. 1-168.
 10.20 Form of Severance Benefit Agreement between the Company and certain executives of the Company. Incorporated by reference to Form 10-K for the year ended December 31, 1989, SEC File No. 1-168.

 10.21 Form of Restricted Stock Agreement between the Company and certain directors of the Company, dated as of February 27, 1991. Incorporated by reference to Form 10-K for the year ended December 31, 1991, SEC
        File No. 1-168.
 10.22 Form of Restricted Stock Agreement between the Company and certain executives of the Company, dated as of May 21, 1991. Incorporated by reference to Form 10-K for the year ended December 31, 1991, SEC File
        No. 1-168.
 10.23 Form of Supplemental Retirement Benefit Agreement between the Company and certain executives of the Company, dated as of May 21, 1991.
        Incorporated by reference to Form 10-K for the year ended December 31, 1991, SEC File No. 1-168.
 10.24  Supplemental Senior Executive Death Benefit Plan, effective as of
        January 1, 1992 (the "Senior Executive Plan"). Incorporated by reference to Form 10-K for the year ended December 31, 1992 , SEC File
        No. 1-168.
 10.25 Amendment No. 1 to the Senior Executive Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1992, SEC File No. 1-168.
 10.26  Senior Executive Split Dollar Death Benefit Plan, dated as of December
        15, 1992. Incorporated by reference to Form 10-K for the year ended
        December 31, 1992, SEC File No. 1-168.
 10.27 Credit Agreement dated August 2, 1995, amended and restated as of September 12, 1996, among the Company, Various Lending Institutions,
        Bank of Montreal, Corestates Bank, N.A., and PNC Bank, National
        Association, as Co-Agents, and The Chase Manhattan Bank, N.A., as
        Administrative Agent (the "Credit Agreement"). Incorporated by reference to Form 10-Q for the quarter ended September 30, 1996, SEC
        File No. 1-168.
 10.28  First Amendment and Consent to the Credit Agreement dated as of May 9,
        1997. Incorporated by reference to Form 8-K dated August 7, 1997, SEC
        File No. 1-12981.
 10.29  Assumption Agreement, dated as of July 31, 1997, among the Company,
        AMETEK and The Chase Manhattan Bank. Incorporated by reference to Form
        8-K dated August 7, 1997, SEC File No. 1-12981.
 10.30  Second Amendment to the Credit Agreement dated as of December 4, 1997.
        Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.31  The 1997 Stock Incentive Plan of AMETEK, Inc. (the "1997 Plan").
        Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.32  Supplemental Executive Retirement Plan. Incorporated by reference to
        Form 8-K dated August 7, 1997, SEC File No. 1-12981.
 10.33  Stock Purchase Agreement by and between EG&G Holdings, Inc. and AMETEK,
        Inc. dated as of December 26, 1997. Incorporated by reference to Form
        8-K dated January 22, 1998, SEC File No. 1-12981.
 10.34  Third Amendment to Credit Agreement, dated as of June 15, 1998.
        Incorporated by reference to Form 10-Q for the quarter ended June 30, 1998.
 12.1*  Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 21 Subsidiaries of Registrant. Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 23.1*  Consent of Independent Auditors.
 23.2*  Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).
 24*    Power of Attorney of certain officers and directors of AMETEK, Inc.
        (Included on page II-5 of this Registration Statement).
 25.1** Form T-1 Statement of Eligibility of Chase Manhattan Trust Company,
        National Association, to act as trustee under the Indenture.

99.1**  Form of Letter of Transmittal.
99.2**  Form of Notice of Guaranteed Delivery.
99.3**  Form of Letter to Nominees.
99.4**  Form of Letter to Clients.
99.5**  Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

--------
 * Filed herewith.
** To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paoli, State of Pennsylvania, on August 10, 1998.

                                          AMETEK, INC.

                                                  /s/ John J. Molinelli
                                          By: _________________________________
                                                    John J. Molinelli
                                              Executive Vice President and
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter E. Blankley, Frank Hermance and John J. Molinelli, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, and each of them acting singly, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURES                        TITLE                 DATE

       /s/ Walter E. Blankley          Chairman of the         August 10, 1998
-------------------------------------   Board and Chief
         WALTER E. BLANKLEY             Executive Officer

        /s/ Frank S. Hermance          President and Chief     August 10, 1998
-------------------------------------   Operating Officer
          FRANK S. HERMANCE

        /s/ John J. Molinelli          Executive Vice          August 10, 1998
-------------------------------------   President and Chief
          JOHN J. MOLINELLI             Financial Officer

      /s/ Robert R. Mandos, Jr.        Vice President and      August 10, 1998
-------------------------------------   Comptroller
        ROBERT R. MANDOS, JR.

          /s/ Lewis G. Cole            Director                August 10, 1998
-------------------------------------
            LEWIS G. COLE

     /s/ Helmut N. Friedlaender        Director                August 10, 1998
-------------------------------------
       HELMUT N. FRIEDLAENDER

        /s/ Sheldon S. Gordon          Director                August 10, 1998
-------------------------------------
          SHELDON S. GORDON

                                       Director                August 10, 1998
-------------------------------------
          CHARLES D. KLEIN

         /s/ James R. Malone           Director                August 10, 1998
-------------------------------------
           JAMES R. MALONE

       /s/ David P. Steinmann          Director                August 10, 1998
-------------------------------------
         DAVID P. STEINMANN

       /s/ Elizabeth R. Varet          Director                August 10, 1998
-------------------------------------
         ELIZABETH R. VARET

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  2.1    Amended and Restated Agreement and Plan of Merger and
         Reorganization, dated as of February 5, 1997, by and among
         Culligan Water Technologies, Inc. ("Culligan"), Culligan Water
         Company, Inc. ("Culligan Merger Sub"), AMETEK, Inc. ("AMETEK")
         and AMETEK Aerospace Products, Inc. ("AMETEK Aerospace").
         Incorporated by reference to Appendix A to the Joint Proxy
         Statement/Prospectus included in Culligan's Registration
         Statement on Form S-4 (Commission File No. 333-26953) and the
         Company's Form 8-K dated August 7, 1997.
  2.2    Amended and Restated Contribution and Distribution Agreement,
         dated as of February 5, 1997, by and between AMETEK and AMETEK
         Aerospace. Incorporated by reference to Appendix B to
         Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-
         168.
  2.3    Form of Tax Allocation Agreement among AMETEK, AMETEK Aerospace and Culligan. Incorporated by reference to Appendix D to
         Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-
         168.
  2.4    Form of Transition Services Agreement by and between Culligan
         Merger Sub and AMETEK Aerospace. Incorporated by reference to
         Appendix B to Preliminary Proxy Statement dated May 12, 1997,
         SEC File No. 1-168.
  2.5    Form of Indemnification Agreement among AMETEK, Culligan and
         AMETEK Aerospace. Incorporated by reference to Appendix B to
         Preliminary Proxy Statement dated May 12, 1997, SEC File No. 1-
         168.
  2.6    Form of Trademark Agreement between AMETEK and AMETEK Aerospace.
         Incorporated by reference to Appendix B to Preliminary Proxy
         Statement dated May 12, 1997, SEC File No. 1-168.
  3.1    Amended and Restated Certificate of Incorporation of the
         Company. Incorporated by reference to Form 8-K dated August 7,
         1997, SEC File No. 1-12981.
  3.2    Amended and Restated By-laws of the Company. Incorporated by reference to Form 8-K dated August 7, 1997, SEC File No. 1-
         12981.
  4.1    Indenture between AMETEK, Inc. and Chase Manhattan Trust
         Company, National Association, as trustee, relating to the
         Notes, dated July 17, 1998. Incorporated by reference to Form
         10-Q for the quarter ended June 30, 1998, SEC File No. 1-168.
  4.2    Form of Exchange Note (included in Exhibit 4.1 hereto).
  4.3*   Purchase Agreement between AMETEK, Inc. and Salomon Brothers
         Inc, BancAmerica Robertson Stephens and BT Alex. Brown
         Incorporated, as initial purchasers, dated July 14, 1998.
  4.4*   Registration Rights Agreement between AMETEK, Inc. and Salomon
         Brothers Inc, BancAmerica Robertson Stephens and BT Alex. Brown
         Incorporated, as initial purchasers, dated July 17, 1998.
  4.5    Indenture dated as of March 15, 1994 between the Company and
         Corestates Bank N.A., as trustee, relating to the Company's 9
         3/4% Senior Notes due 2004. Incorporated by reference to Form
         10-Q for the quarter ended March 31, 1994, SEC File No. 1-168.
  4.6    First Supplemental Indenture, dated as of June 2, 1997, between
         AMETEK and Corestates Bank, N.A., as trustee. Incorporated by reference to Form 8-K dated August 7, 1997, SEC File No.
         1-12981.
  4.7    Second Supplemental Indenture, dated as of July 31, 1997, among the Company, AMETEK and Corestates Bank, N.A., as trustee.
         Incorporated by reference to Form 8-K dated August 7, 1997, SEC
         File No. 1-12981.
  4.8    Rights Agreement, dated as of June 2, 1997, between the Company and American Stock Transfer & Trust Company. Incorporated by
         reference to Form 8-K dated August 7, 1997, SEC File No.
         1-12981.
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
  4.9  Third Supplemental Indenture, dated as of July 17, 1998, between
       AMETEK and First Union National Bank (successor to CoreStates
       Bank, N.A.), as trustee. Incorporated by reference to Form 10-Q for the quarter ended June 30, 1998, SEC File No. 1-168.
  5.1* Opinion of Stroock & Stroock & Lavan LLP as to the legality of the
       Exchange Notes.
 10.1  Employees' Retirement Plan of AMETEK, Inc. as restated January 1,
       1989 and amended December 31, 1993 (the "Retirement Plan").
       Incorporated by reference to Form 10-K for the year ended December
       31, 1993, SEC File No. 1-168.
 10.2  Amendment No. 1 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1994, SEC File No. 1-
       168.
 10.3  Amendment No. 2 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1994, SEC File No. 1-
       168.
 10.4  Amendment No. 3 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1995, SEC File No. 1-
       168.
 10.5  Amendment No. 4 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1996, SEC File No. 1-
       168.
 10.6  Amendment No. 5 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1996, SEC File No. 1-
       168.
 10.7  Amendment No. 6 to the Retirement Plan. Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-
       168.
 10.8  AMETEK, Inc. Retirement Plan for Directors, as amended and restated to October 13, 1997. Incorporated by reference to Form
       10-K for the year ended December 31, 1997, SEC File No. 1-168.
 10.9  AMETEK, Inc. Death Benefit Program for Directors, pursuant to which the Company has entered into agreements, restated January 1,
       1987, with certain directors and one former director of the
       Company (the "Directors Program"). Incorporated by reference to
       Form 10-K for the year ended December 31, 1987, SEC File No. 1-
       168.
 10.10 Amendment No. 1 to the Directors Program. Incorporated by
       reference to Form 10-K for the year ended December 31, 1987, SEC
       File No. 1-168.
 10.11 The AMETEK Savings and Investment Plan, as restated and amended to
       January 1, 1997 (the "Savings Plan"). Incorporated by reference to
       Form 10-K for the year ended December 31, 1996, SEC File No. 1-
       168.
 10.12 Amendment No. 1 to the Savings Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1997, SEC File No. 1-
       168.
 10.13 Amendment No. 2 to the Savings Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1997, SEC File No. 1-
       168.
 10.14 Amendment No. 3 to the Savings Plan. Incorporated by reference to
       Form 10-K for the year ended December 31, 1997, SEC File No. 1-
       168.
 10.15 Reorganization and Distribution Agreement by and between the
       Company and Ketema, Inc. (the "Reorganization and Distribution
       Agreement"). Incorporated by reference to Form 8-K dated November
       30, 1988, SEC File No. 1-168.
 10.16 Agreements between the Company and Ketema, Inc. amending certain provisions of the Reorganization and Distribution Agreement.
       Incorporated by reference to Form 10-K for the year ended December
       31, 1991, SEC File No. 1-168.
 10.17 Benefits Agreement by and between the Company and Ketema, Inc.
       Incorporated by reference to Form 10-K for the year ended December
       31, 1988, SEC File No. 1-168.
 10.18 Tax Agreement by and between the Company and Ketema, Inc.
       Incorporated by reference to Form 10-K for the year ended December
       31, 1988, SEC File No. 1-168.
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                                     II-10
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
 10.19 Support Services Agreement by and between the Company and Ketema,
       Inc. Incorporated by reference to Form 10-K for the year ended
       December 31, 1988, SEC File No. 1-168.
 10.20 Form of Severance Benefit Agreement between the Company and certain executives of the Company. Incorporated by reference to
       Form 10-K for the year ended December 31, 1989, SEC File No. 1-
       168.
 10.21 Form of Restricted Stock Agreement between the Company and certain directors of the Company, dated as of February 27, 1991.
       Incorporated by reference to Form 10-K for the year ended December
       31, 1991, SEC File No. 1-168.
 10.22 Form of Restricted Stock Agreement between the Company and certain executives of the Company, dated as of May 21, 1991. Incorporated by reference to Form 10-K for the year ended December 31, 1991,
       SEC File No. 1-168.
 10.23 Form of Supplemental Retirement Benefit Agreement between the
       Company and certain executives of the Company, dated as of May 21,
       1991. Incorporated by reference to Form 10-K for the year ended
       December 31, 1991, SEC File No. 1-168.
 10.24 Supplemental Senior Executive Death Benefit Plan, effective as of
       January 1, 1992 (the "Senior Executive Plan"). Incorporated by
       reference to Form 10-K for the year ended December 31, 1992 , SEC
       File No. 1-168.
 10.25 Amendment No. 1 to the Senior Executive Plan. Incorporated by
       reference to Form 10-K for the year ended December 31, 1992, SEC
       File No. 1-168.
 10.26 Senior Executive Split Dollar Death Benefit Plan, dated as of
       December 15, 1992. Incorporated by reference to Form 10-K for the year ended December 31, 1992, SEC File No. 1-168.
 10.27 Credit Agreement dated August 2, 1995, amended and restated as of
       September 12, 1996, among the Company, Various Lending
       Institutions, Bank of Montreal, Corestates Bank, N.A., and PNC
       Bank, National Association, as Co-Agents, and The Chase Manhattan
       Bank, N.A., as Administrative Agent (the "Credit Agreement").
       Incorporated by reference to Form 10-Q for the quarter ended
       September 30, 1996, SEC File No. 1-168.
 10.28 First Amendment and Consent to the Credit Agreement dated as of
       May 9, 1997. Incorporated by reference to Form 8-K dated August 7,
       1997, SEC File No. 1-12981.
 10.29 Assumption Agreement, dated as of July 31, 1997, among the
       Company, AMETEK and The Chase Manhattan Bank. Incorporated by
       reference to Form 8-K dated August 7, 1997, SEC File No. 1-12981.
 10.30 Second Amendment to the Credit Agreement dated as of December 4,
       1997. Incorporated by reference to Form 10-K for the year ended
       December 31, 1997, SEC File No. 1-168.
 10.31 The 1997 Stock Incentive Plan of AMETEK, Inc. (the "1997 Plan").
       Incorporated by reference to Form 10-K for the year ended December
       31, 1997, SEC File No. 1-168.
 10.32 Supplemental Executive Retirement Plan. Incorporated by reference to Form 8-K dated August 7, 1997, SEC File No. 1-12981.
 10.33 Stock Purchase Agreement by and between EG&G Holdings, Inc. and
       AMETEK, Inc. dated as of December 26, 1997. Incorporated by reference to Form 8-K dated January 22, 1998, SEC File No.
       1-12981.
 10.34 Third Amendment to Credit Agreement, dated as of June 15, 1998.
       Incorporated by reference to Form 10-Q for the quarter ended June
       30, 1998.
 12.1* Statement Regarding Computation of Ratio of Earnings to Fixed
       Charges.
 21    Subsidiaries of Registrant. Incorporated by reference to Form 10-K for the year ended December 31, 1997, SEC File No. 1-168.
 23.1* Consent of Independent Auditors.
 23.2* Consent of Stroock & Stroock & Lavan LLP (included in Exhibit
       5.1).
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
  24*   Power of Attorney of certain officers and directors of AMETEK,
        Inc. (Included on page II-5 of this Registration Statement).
 25.1** Form T-1 Statement of Eligibility of Chase Manhattan Trust
        Company, National Association, to act as trustee under the
        Indenture.
 99.1** Form of Letter of Transmittal.
 99.2** Form of Notice of Guaranteed Delivery.
 99.3** Form of Letter to Nominees.
 99.4** Form of Letter to Clients.
 99.5** Form of Guidelines for Certification of Taxpayer Identification
        Number on Substitute Form W-9.

--------
 * Filed herewith.
** To be filed by amendment.

                                     II-12